Exhibit 10.1

PURCHASE AGREEMENT

by and

between

FLOW INTERNATIONAL CORPORATION

(SELLER)

and

QUINTUS HOLDINGS, LLC

(PURCHASER)

September 30, 2005

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made as of the 30 day of September 2005 by and between Quintus Holdings, LLC, a Delaware limited liability company (“Purchaser”), and Flow International Corporation, a Washington corporation (“Seller”).

RECITALS

A. Seller, the Purchased Entities (as defined below, and collectively with Avure Technologies Incorporated, a Washington corporation (“Avure USA”), Flow Holding Sagl, a Swiss corporation (“Flow Switzerland”), and Seller, the “Business Entities”) and certain other subsidiaries of Seller collectively operate the Business (as defined below).

B. Seller owns (i) 100% of the issued and outstanding capital stock of Avure USA, which owns 100% of the issued and outstanding capital stock (the “NewCo USA Shares”) of Avure Technologies Incorporated, a Delaware corporation (“NewCo USA”), (ii) 100% of the issued and outstanding Class A stock (the “FAS Shares”) of Flow Autoclave Systems, Inc., a Delaware corporation (“Flow Autoclave”), and (iii) 100% of the issued and outstanding capital stock (the “Flow Sweden Shares” and collectively with the NewCo USA Shares and the FAS Shares, the “Shares”) of Flow International FPS AB, a Swedish corporation (“Flow Sweden”).

C. Flow Sweden owns 100% of the issued and outstanding capital stock (the “Avure Sweden Shares”) of Avure Technologies AB, a Swedish corporation (“Avure Sweden”).

D. Seller, directly or indirectly through its wholly owned subsidiaries, owns the Flow Business Assets (as defined below).

E. Flow Switzerland owns the Flow Switzerland IP Assets (as defined below).

F. The parties desire that, prior to the Closing of the transactions contemplated hereby, Seller shall, and shall cause its subsidiaries and other Affiliates to, take the following actions: (i) convey, assign and deliver all right, title and interest in (a) the Flow Business Assets to NewCo USA, and (b) the Flow Switzerland IP Assets to Avure Sweden; (ii) convey, assign and deliver a joint ownership interest in the Jointly Owned IP Assets to NewCo USA; and (iii) settle intercompany accounts reflected on the books and records of the Purchased Entities or on the books and records of Seller or its other Affiliates relating to the Purchased Entities, except with respect to the Swiss Note (as defined below).

G. Purchaser desires to purchase and acquire, or cause its designee to purchase or acquire, the NewCo USA Shares, the Flow Autoclave Shares, the Flow Sweden Shares and the Swiss Note from Seller, and Seller desires to, or to cause its Affiliates to, sell, assign and transfer to Purchaser or its designee, the Shares and the Swiss Note, in each case, free and clear of all Encumbrances (except for Permitted Encumbrances), which collectively with the assets and rights sold and/or provided to Purchaser pursuant to the Supply Agreement or the Transition Services Agreement, will constitute all of the assets, business, property, technology and goodwill derived from, used or held for use in, and/or necessary for the conduct of, the Business (other than the

Excluded Assets) owned by them or any of their respective subsidiaries or Affiliates, on the terms and subject to the conditions of this Agreement.

AGREEMENT

For good and valuable consideration, including the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. Unless otherwise defined, capitalized terms used herein shall have the following meanings:

“Accounts Receivable” means all notes, deposits and accounts receivable and all notes, bonds and other evidence (including written or electronic) of indebtedness of and rights to receive payments from any person.

“Action” means any action, claim, suit, litigation, proceeding, investigation, arbitration, mediation or other dispute.

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person referred to.

“Books and Records” means all of the books, ledgers, files, records, manuals, and other materials (in any form or medium, including electronic and computer files) derived from, used or held for use in, and/or necessary for the conduct of the Business other than any books and records included in the Excluded Assets, including all correspondence, personnel records, payroll records, Tax Returns and supporting documentation (including transfer pricing records), purchasing materials and records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, sales order files, purchase order files, accounting records and accounting systems, advertising materials, catalogs, product brochures, mailing lists, customer files, customer lists, distribution lists, sales and promotional materials.

“Business” means, collectively, the design, development, marketing, sale, servicing and support of commercial and research presses utilizing pressure vessel systems for cold and hot isostatic and flex form applications, including use (i) for the treatment of food through a process involving containing food within an ultrahigh pressure vessel, as well as all other food, medical, pharmaceutical or biotech applications wherein the product being treated is contained in an ultrahigh pressure vessel system (the “FMPB Business”) and (ii) in industrial processes, including precision forming of sheet metal components, compaction of advanced materials such as superalloys, aluminum, and ceramic components (the “Industrial Press Business”).

“Business Day” means any day other than a day on which banks located in Los Angeles, California or Seattle, Washington are closed.

“Business IP Assets” means, collectively, the Flow Business IP Assets, the Flow Switzerland IP Assets (excluding any Intellectual Property included therein that is licensed from a third party), the Jointly Owned IP Assets and any other Intellectual Property that, upon the consummation of the Pre-Closing Transactions, will be owned by a Purchased Entity.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and, where the context permits, references to a section of the Code shall be deemed to include references to the regulations promulgated thereunder with respect to such section.

“Collateral Agreements” means the Swiss Note, the Supply Agreement, the Transition Services Agreement, the Notes, License Agreement, both of the Assignments of Intellectual Property to NewCo USA, the Intellectual Property Sale and Purchase Agreement the Termination and Release Agreement, any bill of sale or other conveyance documents and assignments contemplated by the Pre-Closing Transactions and otherwise in this Agreement, and any other agreements, documents and instruments contemplated by this Agreement or the transactions contemplated hereby.

“Contracts” means all contracts, arrangements, licenses, leases and other agreements to which, upon consummation of the Pre-Closing Transactions, a Purchased Entity will be bound, subject or a party, including all mortgages, indentures, employment agreements and retention arrangements, arrangements regarding sharing of profits, sales agreements, service agreements, manufacturing agreements, support agreements, sales agency agreements, distributorship agreements, marketing agreements, joint venture agreements, purchase orders with customers, purchase commitments with suppliers, and agreements or arrangements relating to Intellectual Property.

“Current Assets” means the current assets of the Business as of the Closing Date (as reflected in the Purchased Entities after giving effect to the Pre-Closing Transactions), determined in accordance with GAAP consistent with Seller’s past practice (but to the extent such past practice is not consistent with GAAP, GAAP shall apply), but not including any cash, deferred tax assets or intercompany Accounts Receivable.

“Damages” means any claim, demand, loss, Liability, damage or expense, including interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and costs of investigation and defense incurred as a result thereof; provided however, with respect to damages incurred by or related to Flow Autoclave, appropriate consideration shall be given to the equity ownership held and transferred by Seller in such entity or held by Purchaser or its designee in such entity.

“EBITDA” means, with respect to the Business, the earnings before interest, taxes, depreciation and amortization, all as calculated in accordance with GAAP and using the method applied for Seller’s audited financial statements (unless such method is not in accordance with GAAP, in which case GAAP shall apply).

“Employee Benefit Plan(s)” means: (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA,

or any Swedish ITP or SAF-LO pension plan, which a Business Entity sponsors or to which a Business Entity contributes or is required to contribute, or under which Business Entity may incur any Liability, and which covers an employee or former employee of a Business Entity who is or was involved in the Business, including each multi-employer welfare benefit plan; (b) any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, to which a Business Entity has contributed or been obligated to contribute at any time within the six (6) years prior to the date hereof, or under which a Business Entity may incur any Liability, and which covers an employee or former employee of a Business Entity who is or was involved in the Business, and (c) any incentive compensation, commission, vacation pay, holiday pay, sabbatical leave, scholarship or tuition reimbursement, dependent care assistance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, restricted stock, stock appreciation right, phantom stock, and any other employee benefit plan, agreement, arrangement, or commitment maintained by or on behalf of a Business Entity which covers any employee or former employee of or consultant or former consultant to a Business Entity who is or was involved in the Business including, for greater certainty, any registered retirement savings, pension, retirement, investment, health or welfare plan which a Business Entity sponsors or to which a Business Entity contributes or is required to contribute and which applies to or in respect of any employee or former employee employed by a Business Entity within or outside the United States in connection with the Business and any such plan which applies to or in respect of any consultant or former consultant to a Business Entity who is or was involved in the Business.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, restriction, encumbrance or other similar right of third parties, of any kind, or nature.

“Environmental, Health, and Safety Requirements” shall mean all Laws and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

“Excluded Assets” means the assets or rights sold and/or provided to Purchaser pursuant to the Supply Agreement or Transition Services Agreement, and the assets and rights set forth on Schedule 1.1(a).

“Flow Business Assets” means the Flow Business IP Assets and all other tangible, real and personal assets and properties of Seller and any subsidiary or other Affiliate of Seller derived from, used or held for use in and/or necessary for the conduct of the Business (other than the Excluded Assets), including all non-Intercompany Accounts Receivable relating to the Business, all Books and Records, all contracts and agreements derived from, used or held for use in and/or necessary for the operation of the Business, all machinery, equipment, furnishings, vehicles, tools and other similar property used or held for use in and/or necessary for the operation of the Business, all Inventory, all Permits, all Prepaid Items, all guarantees, warranties, indemnities and similar rights in favor of Seller or any other subsidiary or Affiliate of Seller with respect to the Business, all telephone and facsimile numbers and post office boxes used by Seller in connection with the Business, and all goodwill of the Business, and including those assets set forth on Schedule 1.1(b); provided that Flow Business Assets excludes all assets and properties of the Purchased Entities.

“Flow Business IP Assets” means (i) the Intellectual Property set forth on Schedule 1.1(c) and all Intellectual Property owned by Avure USA that is not otherwise listed on Schedule 1.1(c) (ii) all Copyrights and Trade Secrets owned by Seller and used or held for use and/or necessary for the operation of the Business Entity other than the Jointly Owned IP Assets; in each case together with any claims against third persons for infringement, misappropriation or other violation of any such Intellectual Property, whether for any past, present or future infringement, misappropriation or other violation.

“Flow Switzerland IP Assets” means, collectively, all Intellectual Property owned by or licensed to Flow Switzerland, including all Intellectual Property described on Schedule 1.1(d), together with any claims against third Persons for infringement, misappropriation or other violation of any such Intellectual Property, whether for any past, present or future infringement, misappropriation or other violation, and together with all Books and Records of Flow Switzerland and any other assets, tangible or intangible, real or personal, relating to any of the foregoing.

“FPG” means Försäkringsbolaget Pensionsgaranti.

“FPG Closing Pension Balance” means the FPG Pension Balance at Closing.

“FPG Pension Balance” means the pension commitment that would be booked in accordance with Swedish GAAP as a liability on Avure Sweden’s balance sheet as of the Closing Date in accordance with the Swedish FPG/PRI system, and as set forth in the calculation of Estimated Net Working Capital on Exhibit C.

“FPG Surety Bond” means the surety bond dated March 25, 1999 as issued by the Seller to FPG in relation to the FPG Pension Balance.

“Fraud Claim” means a claim for Damages for fraud, fraudulent concealment and/or intentional misrepresentation.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis in accordance with past practice.

“Guarantees” means, collectively, (i) the guarantee to be entered into by certain Affiliates of Purchaser relating to the Notes, in the form attached as Exhibit A, and (ii) the guarantee to be entered into by certain Affiliates of Purchaser relating to the FPG Surety Bond, in the form attached as Exhibit L.

“Include” or “Including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

“Intellectual Property” means all intellectual property rights arising under the Law of any jurisdiction from or associated with the following: (1) trade names, trademarks and service marks (registered and unregistered), domain names and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (2) patents and patent applications (collectively, “Patents”); (3) copyrights and registrations and applications therefor (collectively, “Copyrights”); (4) know-how, inventions, discoveries, methods, processes, technical data, research and development information, technology and other technical information, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Patents or Copyrights that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (5) moral rights, publicity rights, trade dress and similar rights, rights in respect of utility models or industrial designs, and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Inventory” means all inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used or to be distributed, licensed or sold in connection with the Business consistent with past practices, other than the Excluded Assets.

“Jointly Owned IP Assets” means all Copyrights and Trade Secrets owned by Seller and used by Seller in connection with the Business and the Water Pump Business, including those set forth on Schedule 1.1(e); with respect to the foregoing, in the event of any dispute between the parties or their successors, any non-patent intellectual property assets that are not specifically listed on Schedule 1.1(e) will be deemed to be transferred to the Purchaser (and not jointly owned) in the absence of clear and convincing evidence that such intellectual property assets were being used by Seller in the Water Pump Business prior to the Closing.

“knowledge” and “to the knowledge of” means, with respect to Seller, the collective knowledge of the persons listed on Schedule 1.1(f), in each case after each such individual has made all reasonable inquiries.

“Laws” means all laws of any nation or political subdivision thereof, including, all federal, state, provincial, local, or foreign statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state, provincial, federal or other court or tribunal.

“Leases” means all leases, subleases, licenses and other occupancy or lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which Seller leases, subleases, licenses, occupies or uses any real or personal property used in, or held for use in connection with the Business or by which any of the Purchased Entities is a party, subject or bound.

“Liability” means any indebtedness, obligations, penalties and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any damages, losses, claims, demands, fines, penalties, judgments, awards or settlements respecting any judicial, administrative or other Action or with respect to any Law or otherwise; provided however, with respect to Liabilities incurred by or related to Flow Autoclave, appropriate consideration shall be given to the equity ownership held and transferred by Seller in such entity or held by Purchaser or its designee in such entity.

“Material Adverse Change” means one or more events, occurrences or changes in circumstances that have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Flow Business Assets, the Flow Switzerland IP Assets or the properties, assets, business, condition (financial or otherwise) or results of operations of the Purchased Entities, the FMPB Business or the Industrial Press Business; provided, however, that a “Material Adverse Change” shall not result from (i) changes, effects and circumstances (other than any such change, effect, or circumstance having a materially disproportionate effect on the Business, individually or in the aggregate, relative to other participants in the industry in which the Business competes) resulting from (a) adverse changes in general economic or political conditions, (b) adverse conditions in the United States or worldwide capital markets, (c) any act of terrorism, or (d) any outbreak of hostilities or war; (ii) the effect of the public announcement or pendency of this Agreement or the transactions contemplated hereby; or (iii) compliance with the terms and conditions of this Agreement or the transactions contemplated hereby.

“Net Working Capital” means Current Assets minus Total Liabilities.

“Permits” means all franchises, permits, licenses, qualifications, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any governmental or quasi-governmental authority of any jurisdiction worldwide relating to the conduct of the Business or operation of the Purchased Entities generally.

“Permitted Encumbrances” means (i) statutory Encumbrances for current taxes, assessments or other governmental charges not yet delinquent or, for and to the extent of, Taxes described on Schedule 1.1(g), the amount or validity of which are being contested in good faith by appropriate Actions; (ii) mechanics’, carriers’, workers’ and repairers’ and other similar Encumbrances; (iii) zoning, entitlement and other land use or environmental regulations by any governmental entity provided the Purchased Entities are in compliance with such regulations; (iv) Encumbrances listed on Schedule 1.1(g); (v) leases or licenses set forth on Schedule 3.19 or Schedule 3.16(d)(2); (vi) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (vii) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (viii) easements, rights-of-way, and other similar encumbrances affecting real property, and (ix) any other Encumbrances approved in writing by Purchaser.

“person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or association, any other form of entity, a group and a government or other department or agency thereof.

“Post-Closing Period” means any Tax period of a Business Entity commencing after the Closing Date.

“Pre-Closing Period” means any Tax period of a Business Entity ending on or before the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes of Seller and its Affiliates (other than the Purchased Entities), and (b) any other Taxes that relate to, or otherwise arise out of, the Business or the Transferred Assets, with respect to Pre-Closing Periods and the pre-Closing portion of any Straddle Period (as hereinafter defined), including all Taxes for which the Business Entities could be held liable with respect to Pre-Closing Periods and the pre-Closing portion of any Straddle Period (as hereinafter defined), (c) any Taxes triggered by the transactions contemplated in this Agreement or the Collateral Agreements, including as a result of the Pre-Closing Transactions, as a result of the settling of the intercompany account balances on the records of the Business Entities and other Affiliates of Seller as they relate to the Purchased Entities in connection with the transactions contemplated by this Agreement (including the acquisition hereunder of the Swiss Note), and as a result of any reversal or release of any Warranty, Contingency and Product Liability Reserve or otherwise, (d) any liability for Taxes under Treasury Regulations § 1.1502-6 (or comparable provisions of state, foreign or local Law) imposed on the Purchaser or any of the Business Entities as a result of any of the Business Entities being a member (at any time prior to or including the Closing Date) of a consolidated federal income tax group (or comparable state, local or foreign group) that includes Seller or its Affiliates and (e) without duplication of amounts described elsewhere in this definition of Pre-Closing Taxes, any penalty, interest, or addition to tax accruing after the Closing Date with respect to a Tax described in clauses (a) through (d). Taxes shall be treated as described in clause (b) with respect to periods (“Straddle Periods”) that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date, which shall be calculated by means of a closing of the books and records of the Purchased Entities, as of the close of the Closing Date, as if such taxable period ended as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, provided, further, that personal property, ad valorem and other Taxes for Straddle Periods not based on income, expenses or any combination thereof shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and provided, further, that the Taxes of Flow Autoclave that would otherwise be described in clause (b) shall be excluded from such definition to the extent such Taxes are actually paid by any other equity owner of Flow Autoclave.

“Prepaid Items” means all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items in favor of Seller related to the Business.

“Purchased Entity” means each of NewCo USA, Flow Sweden, Avure Sweden and Flow Autoclave, and “Purchased Entities” means such entities collectively.

“Representatives” means any officer, director, principal, shareholder, partner, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

“Review Restatement” means any restatement or adjustment of Seller’s audited financial statements for the fiscal year ended April 30, 2005, including as a result of Seller’s review and consultation (the “Review”) with Seller’s Independent Registered Public Accounting Firm (“IRPAF”) after completion of required audit procedures in connection with the 2005 financial statements to comply with GAAP and generally accepted auditing standards or otherwise, including to satisfy comments of the Public Company Accounting Oversight Board (“PCAOB”), carried out in conjunction with the PCAOB inspection of the IRPAF.

“Taxes” means all taxes, charges, fees, levies, imposts, customs duties or other assessments imposed by and required to be paid to any governmental authority including any federal, state, provincial, municipal, local or foreign Taxing Authority, including income, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment) and any similar charges in the nature of a tax including unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not; (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, provincial, municipal, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision.

“Termination and Release Agreement” means the Termination and Release Agreement attached as Exhibit K.

“Total Liabilities” means all Liabilities of the Purchased Entities as of the Closing Date (after giving effect to the Pre-Closing Transactions), determined in accordance with GAAP consistent with Seller’s past practice (but to the extent such past practice is not consistent with GAAP, GAAP shall apply), other than the Swiss Note.

“Warranty, Contingency, and Product Liability Reserves” means the reserves represented in Accounts 2995 and 2220 in the general ledger for Avure Sweden, determined in accordance with GAAP consistent with Seller’s past practice (but to the extent such past practice is not consistent with GAAP, GAAP shall apply).

“Water Pump Business” means the design, development, marketing, installation, service and support of ultrahigh-pressure water pumps and water management systems for cutting and cleaning food in the absence of a containment vessel as conducted by Seller and its subsidiaries.

1.2 Other Defined Terms. The following capitalized terms shall have the meanings given to them in the Sections set forth below:

Accountants	Section 2.3(c)	14
Agreement	Preamble	2
Answer	Section 11.10(b)	56
Avure Sweden Shares	Recitals	2
Avure Sweden	Recitals	2
Avure USA	Recitals	2
Balance Sheet	Section 3.8(a)	19
Business Employees	Section 3.17	26
Business Entities	Recitals	2
Business Marks	Section 3.16(a)	24
Business Patents	Section 3.16(a)	24
Business Registered Copyrights	Section 3.16(a)	24
Business Registered IP	Section 3.16(a)	24
Cash Payment	Section 2.2	13
Claimant	Section 11.10(b)	56
Closing	Section 2.5	15
Closing Adjustment	Section 2.3(a)	13
Closing Cash Payment	Section 2.3(a)	13
Closing Date	Section 2.5	15
Closing Date Statement	Section 2.3(b)
Continuing Business Employees	Section 9.5(a)	47
Copyrights	Section 1.1	6
Demand	Section 11.10(b)	56
Disputes	Section 11.10	55
Estimated Net Working Capital	Section 2.3(a)	13
FAS Shares	Recitals	2
Final Cash Payment	Section 2.3(d)	14
Financial Statements	Section 3.8(a)	19
Flow Autoclave	Recitals	2
Flow Business Conveyance	Section 5.13(a)	39
Flow Sweden Shares	Recitals	2
Flow Sweden	Recitals	2
Flow Switzerland	Recitals	2
FMPB Business	Section 1.1	3
Handelsbanken Guarantee	Section 7.10	45 Inbound License Agreements
	Section 3.16(d)	25
Indemnified Party	Section 9.3(c)	46
Indemnifying Party	Section 9.3(c)	46
Industrial Process Business	Section 1.1	3
License Agreement	Section 7.6	43
Marks	Section 1.1	6
Material Contracts	Section 3.14	23
NewCo USA Shares	Recitals	2
NewCo USA	Recitals	2
Notes	Section 2.2(c)

Outbound License Agreements	Section 3.16(d)	25
Patents	Section 1.1	6
Pre-Closing Transactions	Section 5.13	39
Purchase Price	Section 2.2	13
Purchaser Employer	Section 9.5(a)	47
Purchaser	Preamble	2
Reply	Section 11.10(b)	56
Respondent	Section 11.10(b)	56
Seller Disclosure Schedule	Section 3	15
Seller	Preamble	2
Shares	Recitals	2
Straddle Periods	Section 1.1	9
Supply Agreement	Section 6.9	41
Swiss Note	Section 5.13(c)	39
Tax Indemnity Obligations	Section 5.12	39
Third Party Transaction	Section 5.3	35
Top 20	Section 3.15	24
Trade Secrets	Section 1.1	7
Transferred Employees	Section 9.5(a)	47
Transition Services Agreement	Section 6.8	41

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase. On the terms and subject to the conditions of this Agreement, Seller hereby agrees to, or to cause its Affiliates to (as applicable), sell, transfer, convey, assign and deliver to Purchaser (or Purchaser’s designee), and Purchaser hereby agrees, at the Closing, to purchase and acquire, or to cause its designee to purchase and acquire, from Seller or such Affiliate of Seller, in each case free and clear of all Encumbrances (other than Permitted Encumbrances) all right, title and interest in and to:

(a) the NewCo USA Shares, which are comprised of one hundred (100) shares of common stock of NewCo USA owned of record and beneficially by Avure USA, representing one hundred percent (100%) of the issued and outstanding equity ownership of NewCo USA;

(b) the FAS Shares, which are comprised of fifty-one (51) shares of Class A common stock of Flow Autoclave owned of record and beneficially by Seller, representing fifty-one percent (51%) of the issued and outstanding equity ownership of Flow Autoclave;

(c) the Flow Sweden Shares, comprised of one thousand (1,000) shares of common stock of Flow Sweden owned of record and beneficially by Seller, which represents one hundred percent (100%) of the issued and outstanding equity of Flow Sweden; and

(d) the Swiss Note.

2.2 Purchase Consideration. On the terms and subject to the conditions of this Agreement, as consideration for the sale, transfer, assignment and delivery of the Shares and Swiss Note to Purchaser (or Purchaser’s designee) free and clear of all Encumbrances other than Permitted Encumbrances, and the non-competition and non-solicitation agreements set forth in Article 10, Purchaser shall deliver, or cause its designee to deliver, to Seller at the Closing:

(a) cash by wire transfer to the account designated in writing by Seller in an amount equal to Six Million United States Dollars (US $6,000,000);

(b) Purchaser’s promissory note in the principal amount of Eight Million United States Dollars (US $8,000,000), as such amount may be adjusted pursuant to this Agreement, substantially in the form of Exhibit B1 executed by Purchaser in favor of Seller (the “First Seller Note”); and

(c) Purchaser’s promissory note in the principal amount of Two Million United States Dollars (US $2,000,000) minus fifty percent (50%) of the FPG Closing Pension Balance, substantially in the form of Exhibit B2, executed by Purchaser in favor of Seller (the “Second Seller Note”, and collectively with the First Seller Note, the “Notes”).

The cash payment set forth in Section 2.2(a) (the “Cash Payment”) (as may be adjusted pursuant to Section 9.7 and as may be further adjusted pursuant to Section 2.3 or Section 2.4) and the Notes are referred to as the “Purchase Price”.

2.3 Minimum Net Working Capital.

(a) No later than three (3) business days prior to the Closing Date, Seller shall deliver to Purchaser a good faith estimate of the Net Working Capital of the Business (the “Estimated Net Working Capital”) substantially in the form of Exhibit C and reasonably acceptable to Purchaser, quantifying the items specified on such exhibit (and any other items relevant under GAAP for a determination of Net Working Capital) for each of the Purchased Entities (giving effect to the Pre-Closing Transactions) as of the Closing Date, and for the Business taken as a whole, prepared in accordance with GAAP applied consistently with the Balance Sheet furnished pursuant to Section 3.8 (provided that, to the extent that the Balance Sheet was not in accordance with GAAP, GAAP shall apply), and including a computation in accordance with such data of the Estimated Net Working Capital. The Cash Payment shall be, as applicable, decreased by the amount the Estimated Net Working Capital is less than, or increased by the amount the Estimated Net Working Capital is greater than, Four Million Three Hundred and Fifty Thousand United States Dollars (US $4,350,000) (such adjustment referred to as the “Closing Adjustment”). For purposes of this Agreement, the Cash Payment adjusted by the Closing Adjustment is referred to as the “Closing Cash Payment”.

(b) No later than seven (7) business days after the Closing Date, Seller shall deliver to Purchaser a statement of the Net Working Capital of the Business (the “Closing Date Statement”) substantially in the form of Exhibit C, quantifying the items specified on such exhibit (and any other items relevant under GAAP for a determination of Net Working Capital) for each of the Purchased Entities as of the Closing Date, and for the Business taken as a whole, prepared in accordance with GAAP applied consistently with the Balance Sheet furnished pursuant to Section 3.8 (provided that, to the extent that the Balance Sheet was not in accordance with GAAP, GAAP shall apply), and including a computation in accordance with such data of the Net Working Capital. If Seller does not deliver the Closing Date Statement to Purchaser within such seven (7) business day period, the Estimated Net Working Capital shall be deemed to be the final Net Working Capital for the purposes of the Closing Adjustment and the Final Cash Payment. Purchaser shall have the right to review the Books and Records of Seller for a period of seventy-five (75) days after receiving the Closing Date Statement to verify and confirm the accuracy thereof. If, after such review, Purchaser agrees with the Closing Date Statement, Purchaser shall promptly (and in any event within seventy-five (75) days after receiving the Closing Date Statement) notify Seller of its agreement. If, after such review, Purchaser objects to the Closing Date Statement, Purchaser shall promptly (and in any event within seventy-five (75) days after receiving the Closing Date Statement) provide Seller with a statement indicating the basis for its objections, and Purchaser and Seller shall meet and confer in an effort to resolve such disagreement in good faith. If Purchaser does not notify Seller of its agreement or objections within such seventy-five (75) day period, Purchaser shall be deemed to agree with the Closing Date Statement.

(c) In the event Purchaser and Seller are unable to resolve a disagreement with respect to the Closing Date Statement within thirty (30) (or such reasonable extension thereof as consented to by the parties, such consent not to be unreasonably withheld) days following the date of Purchaser’s objection (or such longer period as Purchaser and Seller may agree), upon written notice by Purchaser or Seller to the other party and the Accountants, the Net Working Capital shall be determined by Ernst & Young LLP or, if agreed by Purchaser and Seller in writing, such other independent firm of certified public accountants mutually agreeable to Purchaser and Seller (the

“Accountants”). If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the Net Working Capital as set forth in a notice delivered to both parties by the Accountants will be binding and conclusive on the parties; and (iii) the fees and expenses of the Accountants for such determination shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties. For example, if it is Purchaser’s position that the adjustment owed is US $300, Seller’s position that the adjustment owed is US $100 and the Accountants’ finding that the adjustment owed is US $150, then Purchaser shall pay 75% (300-150 / 300-100) of the Accountants’ fees and expenses and Seller shall pay 25% (150-100 / 300-100) of the Accountants’ fees and expenses. Other than the expense of retaining the Accountants, the expense of preparing the Closing Date Statement shall be borne by Seller.

(d) After Closing, upon the determination of the Net Working Capital pursuant to either the agreement of the parties or the determination of the Accountants as set forth in this Section 2.3, the parties shall recompute the Closing Adjustment and Closing Cash Payment pursuant to Section 2.3(b) using the Net Working Capital as so agreed or determined instead of the Estimated Net Working Capital (the “Final Cash Payment”). Within three (3) business days of such agreement or determination, in the event that (i) the Closing Cash Payment exceeds the Final Cash Payment, then Seller shall pay to Purchaser in cash the amount of such excess plus interest at a rate of six percent (6%) per annum from the Closing Date and (ii) the Final Cash Payment exceeds the Closing Cash Payment, then Purchaser shall pay to Seller in cash the amount of such excess plus interest at a rate of six percent (6%) per annum from the Closing Date.

(e) Notwithstanding the foregoing, in no event shall the Warranty, Contingency, and Product Liability Reserves, calculated in accordance with GAAP applied consistently with the Balance Sheet furnished pursuant to Section 3.8 (provided that, to the extent that the Balance Sheet was not in accordance with GAAP, GAAP shall apply) be less than Two Million Six Hundred and Fifty Seven Thousand United States Dollars ($2,657,000) (the “Minimum Reserve Target”). In the event that the Warranty, Contingency, and Product Liability Reserves are less than the Minimum Reserve Target, then (i) the Estimated Net Working Capital shall be decreased by the amount the Warranty, Contingency, and Product Liability Reserves are less than the Minimum Reserve Target (such amount the “Estimated Reserve Deficiency”) for purposes of determining the Closing Adjustment and the Closing Cash Payment, and (ii) the Net Working Capital shall be decreased by the amount the Warranty, Contingency, and Product Liability Reserves are less than the Minimum Reserve Target (such amount the “Reserve Deficiency”) for purposes of determining the Closing Adjustment and the Final Cash Payment.

2.4 Review Restatement Adjustment.

(a) In the event of any Review Restatement, Purchaser’s obligations to Seller under the First Seller Note shall be suspended until such Review Certificate is delivered by Seller, Purchaser’s review of the Review Certificate and the resolution of any disagreement as contemplated by clauses (b) through (h) below is completed. No later than five (5) business days following the completion of the Review and the filing by Seller with the Securities and Exchange Commission of restated financial statements, Seller shall deliver to Purchaser a statement, certified by an authorized officer of Seller (the “Review Certificate”), (i) certifying that no adjustment impacts the Financial Statements and/or the Closing Date Statement or (ii) to the extent such Review Restatement does impact the Financial Statements and/or the Closing Date Statement, reflecting the impact of any and all Review Restatements on the Financial Statements (as adjusted financial statements, the “Adjusted Financial Statements”) and the Closing Date Statement, and including a copy of such Adjusted Financial Statements, in a form reasonably acceptable to Purchaser, and setting forth Seller’s calculation of the Review Restatement Amount (as described in clause (e) below).

(b) Purchaser shall have the right to review the Review Certificate for a period of fifteen (15) days after receiving the Review Certificate to verify and confirm the accuracy thereof, and upon the reasonable request of Purchaser, Seller shall make available to Purchaser, its employees and the IRPAF to respond to questions during such review. If, after such review, Purchaser objects to the Review Certificate, Purchaser shall promptly (and in any event within fifteen (15) days after receiving the Review Certificate) provide Seller with a statement indicating the basis for its objections, and Purchaser and Seller shall meet and confer in an effort to resolve such disagreement in good faith If Purchaser does not notify Seller of its agreement or objections within such fifteen (15) day period, Purchaser shall be deemed to agree with the Review Certificate.

(c) At the election of Purchaser, the parties will follow the process set forth in Section 2.3 to determine any further adjustment necessary to Net Working Capital substituting the Review Certificate for the Closing Date Statement for purposes thereof. Such Net Working Capital process may be in addition to and shall not be in lieu of the process set forth in clause (d).

(d) In the event Purchaser and Seller are unable to resolve a disagreement with respect to the Review Certificate within thirty (30) days (or such reasonable extension thereof as consented to by the parties, such consent not to be unreasonably withheld) following the date of Purchaser’s objection (or such longer period as Purchaser and Seller may agree in writing), upon written notice by Purchaser or Seller to the other party and the Accountants, the Review Restatement Amount shall be determined by Ernst & Young LLP or, if agreed by Purchaser and Seller in writing, such other Accountants. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the Review Restatement Amount as set forth in a notice delivered to both parties by the Accountants will be binding and conclusive on the parties; and (iii) the fees and expenses of the Accountants for such determination shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties. Other than the expense of retaining the Accountants, the expense of preparing the Review Certificate shall be borne by Seller.

(e) In the event the Review Certificate is delivered to Purchaser before the Closing Date or while the First Seller Note is outstanding, the principal amount of the First Seller Note shall be reduced by an amount (the “Review Restatement Amount”) equal to the higher of (i) the revenue of the Business as set forth in the Financial Statements minus the revenue of the

Business as set forth in the Adjusted Financial Statements, multiplied by 0.4 or (ii) the EBITDA of the Business as set forth in the Financial Statements minus the EBITDA of the Business set forth in the Adjusted Financial Statements multiplied by 6.0.

(f) Within three (3) business days of the earlier of (i) Purchaser’s written confirmation to Seller of Purchaser’s completion of its review of the Review Certificate and (ii) the expiration of such fifteen (15) day period (or such reasonable extension thereof as consented to by the parties, such consent not to be unreasonably withheld) following the date of Purchaser’s objection (or such longer period as Purchaser and Seller may agree in writing), following Seller’s delivery of the Review Certificate, in the event of a Review Restatement Amount, Seller shall deliver to Purchaser the First Seller Note for cancellation and Purchaser shall deliver to Seller a revised promissory note, substantially in the form of Exhibit B, but reflecting the reduction of the outstanding principal amount of such First Seller Note by the Review Restatement Amount plus any interest accrued and payable on such Review Restatement Amount deducted from the First Seller Note. After such delivery, such revised promissory note shall constitute the First Seller Note for the purposes of this Agreement.

(g) In the event that the Review Certificate is delivered after the Closing Date and the First Seller Note is no longer outstanding as a result of prepayment by Purchaser or is insufficient in amount to address the full Review Restatement Amount, the principal amount of the Second Seller Note shall be reduced in lieu of (or addition to) the First Seller Note, and each reference to the First Seller Note in this Section 2.4(a) and (f) shall refer to the Second Seller Note. If the amounts of the First Seller Note and Second Seller Note are insufficient to address the full Review Restatement Amount, Seller will remain obligated to pay such amount to Purchaser in satisfaction of its obligations hereunder.

(h) For purposes of clarification, the Review Restatement Adjustment provided hereunder shall not be deemed to be a waiver or satisfaction of Purchaser’s rights pursuant to Section 9.3(a)(vii) or otherwise pursuant to this Agreement.

2.5 Allocation of Purchase Price. Exhibit D attached is a preliminary allocation of Purchase Price among the Shares and the Swiss Note (giving effect to the Pre-Closing Transactions but treating the Pre-Closing Transactions as taxable sales to NewCo USA and Avure Sweden, respectively). Within twenty (20) days (or such reasonable extension thereof as approved by the non-requesting party, such approval not to be unreasonably withheld), following the determination of the Net Working Capital pursuant to either the agreement of the parties or the determination of the Accountants pursuant to Section 2.3, an updated Exhibit D will be prepared by Purchaser using principles consistent with the principles used in the preparation of Exhibit D attached as the date of this Agreement. In the event of any Review Restatement Adjustment, Purchaser shall prepare an updated Exhibit D reflecting such adjustment using principles consistent with the principles used in the preparation of any other Exhibit D. Seller and Purchaser each agree (a) to report the sale of Shares, Swiss Note and the non-compete and non-solicitation agreements set forth in Article 10 for Tax purposes in accordance with the allocations set forth on the final Exhibit D and to follow the allocations set forth on the final Exhibit D in determining and reporting their Liability for any Taxes, (b) not to take any position inconsistent with such allocations on any of its Tax Returns, (c) if necessary, to timely file federal tax Form 8594 with the applicable Tax Return for the year of this transaction reflecting such Purchase Price allocations or any such equivalent form required by the Laws of Sweden or Switzerland and (d) to comply with the other covenants of the parties set forth in Sections 5.8 through 5.11.

2.6 Closing. The closing of the sale and purchase of the Shares and the Swiss Note and the other transactions contemplated hereby (the “Closing” or “Closing Date”) shall be held at the offices of Gibson, Dunn & Crutcher, LLP, One Montgomery Street, Suite 3100, San Francisco, CA at 10:00 a.m. local time within three (3) business days after the satisfaction or waiver of the conditions to Closing set forth in Articles 6 and 7 or at such other place, time and date as may be mutually agreed to by the parties, provided that the Closing Date shall not occur on a business day on which banks located in Stockholm, Sweden are closed. Without limiting the foregoing, to the extent not previously delivered, at the Closing, each of the Collateral Agreements and other documents set forth in Article 6 and 7 shall be delivered and the Purchase Price shall be paid as set forth in Article 2. Upon the Closing, the Business will be transferred to, and the Swiss Note will become payable in accordance with its terms to, Purchaser or its designee.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the statements contained in this Article 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, except as set forth in the disclosure schedule delivered by Seller to Purchaser as of the date hereof (the “Seller Disclosure Schedule”) (references to Schedule numbers in Article 1 and this Article 3 refer to the Schedules within the Seller Disclosure Schedule):

3.1 Organization and Existence of Seller. Seller is a corporation, duly organized and validly existing under the Laws of its jurisdiction of organization. Seller has the requisite power and authority to own and operate the Business and to carry on the Business as presently conducted by it and its subsidiaries. Seller is qualified to do business as a foreign corporation in each jurisdiction in which the conduct of the Business or the ownership or leasing of the Flow Business Assets and the Flow Switzerland IP Assets makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be material. Schedule 3.1 sets forth the jurisdictions in which Seller or the Purchased Entities are qualified to do business for purposes of conducting the Business.

3.2 Authorization. Seller has the requisite power and authority to enter into this Agreement and the Collateral Agreements to which Seller is a party, including all agreements and instruments necessary to effect the Pre-Closing Transactions, to perform Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Collateral Agreements have been duly authorized by all necessary corporate action on the part of Seller, as applicable. NewCo USA and Avure Sweden and other subsidiaries of Affiliates of Seller who are parties to any document executed in connection with a Pre-Closing Transaction have all requisite power and authority to enter into the agreements and instruments to effect the Pre-Closing Transactions to which it is a party, to perform its respective obligations thereunder and to consummate the transactions contemplated thereby, the execution, delivery and performance of which have been duly authorized by all necessary corporate action on the part of NewCo USA and Avure Sweden or such other Seller’s Affiliate, respectively.

3.3 Due Execution and Delivery; Binding Obligations; Transfers.

(a) This Agreement has been, and the Collateral Agreements to which Seller, a Purchased Entity or other Affiliate of Seller is a party shall have been at or prior to Closing, duly executed and delivered by each of Seller, such Purchased Entity or the Affiliate of Seller that is a party thereto, as applicable. This Agreement constitutes, and each such Collateral Agreement or other document effecting a Pre-Closing Transaction, shall at or prior to Closing constitute, a legal, valid and binding agreement of Seller and, as applicable, any subsidiary or other Affiliate of Seller which is a party, enforceable against such party in accordance with its terms, except as such enforcement may be limited by Laws relating to or limiting creditors’ rights generally or by general principles of equity.

(b) Upon payment by Purchaser of the Closing Cash Payment and delivery of the Notes and upon the delivery of the certificates for the Shares by Seller duly endorsed or accompanied by stock powers for transfer, Purchaser will acquire good and marketable title to all of the Shares free and clear of all Encumbrances other than Permitted Encumbrances. The (i) Flow Business Assets, Business IP Assets and assets owned, leased or licensed by the Purchased Entities on the date of this Agreement, and (ii) on the Closing Date, the assets owned, leased or licensed by the Purchased Entities, shall (in each case) constitute all of the assets used in or necessary for the operation of the Business as currently conducted by Seller and its subsidiaries and Affiliates as of the date hereof and as of the Closing Date, except for the Excluded Assets. Upon the completion of the transactions contemplated by this Agreement, Purchaser shall own all assets (other than the Excluded Assets), free and clear of all Encumbrances other than Permitted Encumbrances, which, with the rights provided to Purchaser pursuant to the Supply Agreement and Transition Services Agreement, constitute all the assets necessary for the operation and enjoyment of the Business.

(c) Upon the execution and delivery of the agreements in the forms attached as Exhibits E and F in connection with the Pre-Closing Transactions, and any other bills of sale and assignment and assumption agreements and other conveyance documentation as deemed by Seller to be reasonably necessary to effect the Pre-Closing Transactions subject to the approval of Purchaser (such approval not to be unreasonably withheld), (i) NewCo USA will acquire all of the Flow Business Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and a joint ownership interest in the Jointly Owned IP Assets, (ii) Avure Sweden will acquire all of the Flow Switzerland IP Assets (excluding any Intellectual Property included therein that is licensed from a third party), free and clear of all Encumbrances other than Permitted Encumbrances and (iii) Seller will acquire the Swiss Note.

3.4 Purchased Entities; Shares; Business Entities.

(a) Except for the Purchased Entities and as described in Schedule 3.4, Seller does not operate any part of the Business through any subsidiary or any other person. Each Purchased Entity is an entity duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of incorporation or organization. Each Purchased Entity has all necessary corporate power and authority to own its respective properties and to carry on its respective businesses as presently conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its businesses requires licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, be materially adverse to such Purchased Entity. Seller has made available to Purchaser complete and correct copies of the certificate of incorporation and bylaws or other organizational documents of each Purchased Entity. None of the Purchased Entities directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person.

(b) Schedule 3.4 sets forth all of the issued and outstanding shares of capital stock, and any other options, warrants or other derivative securities of Flow Sweden, NewCo USA, Avure Sweden and Flow Autoclave, identifying each of the owners thereof, and any schedule of vesting, restrictions on transfer, or rights of registration applicable to such shares of capital stock. The NewCo USA Shares are comprised of one thousand (1000) shares of common stock owned of record and beneficially by Avure USA and represent one hundred percent (100%) of the issued and outstanding equity of NewCo USA. All of the outstanding shares of capital stock of, or other ownership interests in, each of NewCo USA, Flow Sweden and Avure Sweden, and, to Seller’s knowledge with respect to the FAS Shares, Flow Autoclave, are validly issued, fully paid and non-assessable, have been issued in material compliance with all applicable securities Laws and without violating any contractual obligation and are owned beneficially and of record by the parties set forth on Schedule 3.4, directly or indirectly, free and clear of all Encumbrances other than Permitted Encumbrances. The (i) FAS Shares are comprised of fifty-one (51) shares of Class A Common Stock of Flow Autoclave owned of record and beneficially by Seller and represent a fifty-one percent (51%) controlling equity interest in Flow Autoclave and (ii) Flow Sweden Shares are comprised of one thousand (1,000) shares of common stock of Flow Sweden owned of record and beneficially by Seller and one hundred percent (100%) of the issued and outstanding equity of Flow Sweden. There is no outstanding subscription, option, warrant, call, right, or other agreement or commitment obligating any Purchased Entity to issue, sell, deliver, transfer, repurchase, redeem or otherwise acquire (including any right of conversion or exchange under any outstanding security or other instrument) any security or other evidence of any ownership interest of such Purchased Entity. The Avure Sweden Shares are the sole assets owned by Flow Sweden, and Flow Sweden is the sole holder of equity securities of Avure Sweden. Neither Flow Sweden nor Avure Sweden has received any conditional shareholder contributions. Except for this Agreement and as set forth on Schedule 3.4, there are no agreements or understandings in effect with respect to the voting, registration, redemption, repurchase, sale or transfer, including first refusal rights or options, of any of the Shares or the Avure Sweden Shares.

3.5 No Conflict or Violation. Neither the execution and delivery of this Agreement or any Collateral Agreement, nor the consummation of the Pre-Closing Transactions and the other transactions contemplated hereby or thereby will result in (a) a violation of, or a conflict with, the charter documents of any Business Entity or any subscription, stockholders’ or similar agreements or understandings to which any Business Entity is a party; (b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any (i) Contract included on Schedule 3.14, or (ii) any Contract, Encumbrance or

Permit held by a Purchased Entity or included in the Flow Business Assets or Business IP Assets, where such resulting breach, default or termination rights would, individually, or in the aggregate, have a material adverse effect on the Business or a Purchased Entity; (c) the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, any Purchased Entity of any severance, termination, “golden parachute,” or other similar payment pursuant to any employment agreement or other Contract, the triggering of any right to acceleration of vesting of any equity of a Purchased Entity, or the triggering of any severance notice obligation with respect to any employee of a Purchased Entity or any Transferred Employee; (d) a violation by any Business Entity of any applicable Law; (e) a violation of any order, judgment, writ, injunction decree, or award to which any Business Entity is a party or by which any Business Entity or the Business is affected; or (f) an imposition of any Encumbrance on the Shares or the Avure Sweden Shares, the Flow Business Assets, the Flow Switzerland IP Assets (excluding any Intellectual Property included therein that is licensed from a third party) or any other property or asset of any Purchased Entity, other than Permitted Encumbrances.

3.6 Consents and Approvals. No consent, Permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by any Business Entity (a) by virtue of the execution, delivery or performance of this Agreement or any Collateral Agreement; (b) to avoid (i) the loss of any Permit, which such loss individually or in the aggregate would have a material adverse effect on the Business or a Purchased Entity, or (ii) the breach of any Contract set forth in Schedule 3.14, or other Contracts where such breach individually or in the aggregate would have a material adverse effect, or (iii) the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the Flow Switzerland IP Assets (excluding any Intellectual Property included therein that is licensed from a third party), the Flow Business Assets or any property or asset of any Purchased Entity as a result of the transactions contemplated hereby or thereby; or (c) to enable Purchaser to own the Flow Switzerland IP Assets (excluding any Intellectual Property included therein that is licensed from a third party), the Flow Business Assets, the Avure Sweden Shares or the Shares and to continue the lawful operation of the Business following the Closing Date as presently conducted.

3.7 Litigation. Neither any Purchased Entity nor any Flow Switzerland IP Asset (excluding any Intellectual Property included therein that is licensed from a third party) or Flow Business Asset nor the Business is subject to any outstanding injunction, judgment, order, decree, ruling or charge. No Business Entity or any of their respective Affiliates is a party, or to Seller’s knowledge, threatened to be made a party, to any Action (i) with respect to or involving any of the Business, the Avure Sweden Shares, the Shares, the Flow Switzerland IP Assets, the Flow Business Assets or (ii) which could affect the enforceability of this Agreement or which could adversely affect the ability of Seller, or any of their respective subsidiaries or Affiliates to consummate the Pre-Closing Transactions or the other transactions contemplated by this Agreement, nor to Seller’s knowledge is there any basis therefor.

3.8 Financial Statements.

(a) Seller has furnished to Purchaser copies of the unaudited balance sheets of the Business at April 30, 2004 and April 30, 2005 (the April 30, 2005 balance sheet referred to as the

“Balance Sheet”), and the related unaudited statements of operations for the periods then ended (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books, records and accounts of the Business Entities maintained with respect to the Business, were prepared pursuant to the related work papers, are complete and correct, have been prepared in accordance with GAAP consistently applied and present fairly the financial condition of the Business as of the respective dates thereof and the results of operations of the Business for the respective periods covered thereby, except that such statements do not include footnotes, and except further, that such Financial Statements remain subject to ongoing review and audit by both Seller’s IRPAF and the PCAOB and, as a result, may be subject to a Review Restatement. The Financial Statements are attached as Schedule 3.8. The statements of operations included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of the Business except as expressly specified therein. The statements of operations included in the Financial Statements do not reflect the operations of any person or business other than the Business Entities and the Business. No Business Entity has engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of its funds in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

(b) Flow Sweden and Avure Sweden have completed the audit, obtained the approval by its board of directors and shareholder of its respective annual report for the fiscal year ended April 30, 2005, and filed such respective annual report with the Swedish Companies Office.

3.9 Absence of Certain Changes or Events. Except as set forth on Schedule 3.9, or as contemplated by this Agreement, since April 30, 2005, the Business has been conducted only in the ordinary course of business consistent with past practice and there has been no Material Adverse Change in the assets or Liability, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Business. Without limiting the foregoing, except as contemplated by this Agreement, since April 30, 2005:

(a) No Business Entity has borrowed or guaranteed any amount or incurred any material expenses or obligations of any kind (whether contingent or otherwise) related to the Business, except in the ordinary course of business consistent with past practice;

(b) No Business Entity has entered into any material transactions or waived any material rights related to the Business, or entered into any transactions, nor waived any rights relating to the Business other than in the ordinary course of business consistent with past practice;

(c) No Business Entity has increased the level of benefits under any employee benefit plan, the salary or other compensation (including severance) payable or to become payable to any employees of a Purchased Entity or Transferred Employee or obligated itself to pay any bonus or other additional salary or compensation to any such employee or Transferred Employee, other than, with respect to employees who are not officers, directors or senior managers of such Business Entity, in the ordinary course of business and consistent with past practice;

(d) No Business Entity has amended, rescinded or terminated (and not renewed) any material Contract and no such material Contract has expired or terminated (and not been renewed);

(e) No Business Entity has made any capital expenditure (or series of related capital expenditures) related to the Business that is either material or not in the ordinary course of business consistent with past practice;

(f) No Business Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans and acquisitions) related to the Business;

(g) No Business Entity has sold, transferred, disposed of, or agreed to sell, transfer, or dispose of, (i) any of its assets or properties related to the Business other than in the ordinary course of business consistent with past practice, or (ii) any Flow Business IP Assets, Flow Switzerland IP Assets (excluding any Intellectual Property included therein that is licensed from a third party), any Jointly Owned IP Asset, or except as contemplated by the Pre-Closing Transactions, any Intellectual Property of a Purchased Entity;

(h) No Business Entity has created or incurred, or discharged or satisfied, any material Encumbrance other than Permitted Encumbrances upon any of the assets or properties of any Purchased Entity or the Business;

(i) No Business Entity has made any material change in the manner of conducting the Business or changed its method of accounting or accounting practices with respect to the Business;

(j) No material asset or property owned by a Purchased Entity or otherwise used in the Business has been destroyed, damaged or otherwise lost (whether or not covered by insurance);

(k) No Business Entity has failed to repay any material obligation related to the Business when due;

(l) There has been no material revaluation by any Business Entity of any of the assets or Liability of the Business, including any material write-offs, material increases or decreases in any reserves or any material write-up of the value of inventory, property, plant, equipment or any other asset;

(m) No Purchased Entity has declared, set aside or paid any dividend or other distribution or payment (whether in cash, stock or property) with respect to the capital stock or other equity securities of such Purchased Entity or made any redemption purchase or other acquisition of any of the securities of such Purchased Entity, or made any other payment to any equityholder of such Purchased Entity in its capacity as an equityholder;

(n) No Purchased Entity has issued or committed to issue, any capital stock or other equity securities or obligations or any securities convertible into or exchangeable or exercisable for capital stock or other equity interests;

(o) There has been no amendment of any material term of any outstanding security of any Purchased Entity;

(p) No Purchased Entity has settled any Action, and Seller has not settled any Action related to the Business; and

(q) No Business Entity has entered into any commitment (contingent or otherwise) to do any of the foregoing.

3.10 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.10, no Business Entity has any indebtedness or Liability, whether absolute, accrued, fixed, contingent or otherwise related to the Business or the assets or properties of the Business, other than any (a) Liability reflected in the Balance Sheet, and (b) Liability incurred in the ordinary course of the Business (consistent with past practice in terms of both frequency and amount) subsequent to the date of the Balance Sheet. As of the Closing Date, except as set forth on Schedule 3.10, no Purchased Entity shall have any indebtedness or Liability that is required by GAAP to be included on its balance sheet, whether absolute, accrued, fixed, contingent or otherwise other than as reflected in the Closing Date Statement.

3.11 Properties. Each Purchased Entity has good and marketable title to, or a valid leasehold interest in, all of its respective tangible, personal or mixed property (including all buildings, machinery and equipment) derived from, used in, held for use and/or necessary to the operation of the Business, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Seller, or one of its wholly owned subsidiaries, is the lawful owner of the tangible personal and mixed property (including all buildings, machinery and equipment) included by it in the Flow Business Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. The tangible assets and properties included in the Flow Business Assets and the assets owned or leased by the Purchased Entities, collectively, together with the assets provided to Purchaser pursuant to the Supply Agreement, comprise all tangible properties and assets necessary for, used in or held for use in the conduct of the Business as now being conducted and are adequate for the purposes for which such properties and assets are currently used or held for use and are in reasonably good repair and operating condition (subject to normal wear and tear). To Seller’s knowledge, there are no tangible assets or properties used or held for use in the conduct of the Business and owned by any person other than a Business Entity that will not continue to be leased to Purchaser or a Purchased Entity under valid, current leases immediately following the Closing.

3.12 Inventory. After considering reserves, all Inventory (a) was acquired and has been maintained in the ordinary course of business, (b) is of good and merchantable quality, (c) consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of business, (d) is valued at the lower of cost or market value and (e) is not subject to any write-down or write-off. No Business Entity is under a Liability with respect to the return of any Inventory in the possession of distributors, wholesalers, retailers or other customers in excess of established reserves.

No Business Entity holds any Inventory on consignment, nor holds title to or ownership of any assets or property related to the Business that is in the possession of others.

3.13 Accounts Receivable. The Swiss Note and all Accounts Receivable of the Purchased Entities that are being transferred to Purchaser pursuant to this Agreement are (in each case) (a) valid, bona fide claims against debtors for sales or other charges, (b) to the knowledge of Seller, not subject to any defenses, set-offs or counterclaims, (c) will on the Closing Date be transferable without Encumbrance other than as set forth on Schedule 1.1(g) and (d) are recorded in the records of the respective Business Entity in accordance with GAAP. All such Accounts Receivable have arisen out of bona fide sales and deliveries of goods, performance of services and other transactions in the ordinary course of the Business in conformity in all material respects with the applicable purchase orders, agreements and specifications. Each Business Entity has fully performed all obligations with respect to such Accounts Receivable that any of them was obligated to perform.

3.14 Contracts. Except as set forth in Schedule 3.14, as of the date of this Agreement and as of the Closing Date except where permitted pursuant to Section 5.2, none of the Contracts includes:

(a) Any agreement, contract or commitment that involves the performance of services by a Business Entity or other Affiliate of Seller in connection with the Business of an amount or value (as measured by the revenue derived therefrom during the 12 months ended April 30, 2005) in excess of Fifty Thousand United States Dollars (US $50,000) annually;

(b) Any agreement, contract or commitment that involves the payment by any party thereto of more than Fifty Thousand United States Dollars (US $50,000) annually;

(c) Any employment contracts, arrangements or policies (including any collective bargaining contract or union agreement) relating to the employees of a Purchased Entity or any Transferred Employee or other employees engaged in the Business, except for contracts that pursuant to their express terms may be terminated at will;

(d) Any Leases, sales contracts and other agreements with respect to any property, except for such Leases, sales contracts and other agreements involving less than Fifty Thousand United States Dollars (US $50,000) per year;

(e) Any agreement, contract or commitment to be performed relating to capital expenditures by any Business Entity in excess of Fifty Thousand United States Dollars (US $50,000);

(f) Any agreement, indenture or instrument relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business, and personal property Leases for telephones, copy machines, facsimile machines and other office equipment having aggregate annual lease payments per machine of Fifty Thousand United States Dollars (US $50,000) or less);

(g) Any loan or advance to or investment in, any person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits;

(h) Any guarantee or other contingent Liability in respect of any indebtedness or obligation of any person (other than in the ordinary course of business) or any contingent Liability in excess of Fifty Thousand United States Dollars (US $50,000);

(i) Any management service, consulting or any other similar type of contract, involving payments of more than Fifty Thousand United States Dollars (US $50,000) annually, unless terminable by a Business Entity without penalty or payment on not more than ninety (90) days notice;

(j) Any agreement, contract or commitment limiting the ability of any Business Entity to engage in the Business, to compete with any person or granting any person “most favored nation” status;

(k) Any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by a Business Entity other than in the ordinary course of business;

(l) Any agreement, contract or commitment requiring a Business Entity to indemnify or hold harmless (i) any person other than contracts entered into in the ordinary course of business or (ii) any purchaser and/or any licensee with respect to the Intellectual Property related to or used in the Business, except in the ordinary course and consistent with past practice;

(m) To the extent not set forth in clauses (a) through (l), any agreement, arrangement or contract material to the Business; or

(n) Any amendment, modification or supplement in respect of any of the foregoing.

Seller has made available to Purchaser complete and accurate copies of all of the contracts and agreements set forth on Schedule 3.14 and informed Purchaser in writing about all oral Contracts on such schedule (the “Material Contracts”). All Material Contracts which a Business Entity (other than Flow Sweden, Avure Sweden or Flow Switzerland) is bound by, subject or party to will be conveyed to NewCo USA as part of the Flow Business Assets in connection with the Pre-Closing Transactions. All of the Material Contracts are legal, valid and binding obligations and in full force and effect, except as may be limited by Laws relating to or limiting creditors’ rights generally or by general principles of equity. The Material Contracts and other Contracts to which a Purchased Entity will be a party (after giving effect to the Pre-Closing Transactions), together with the Supply Agreement and Transition Agreement, comprise all agreements, arrangements and licenses used in or necessary for the conduct of the Business as now being conducted (except the Excluded Assets). The Business Entities have duly performed all of their obligations under each Material Contract to the extent those obligations have accrued and no default, violation, or breach by Seller or, to Seller’s knowledge, any other party under any Material Contract has occurred which affects the enforceability of such Material Contract or any parties’ rights thereunder, including rights of termination, modification and acceleration, where any of the foregoing would have a material adverse effect upon the Business. To Seller’s knowledge, none of the Material Contracts obligates a Business Entity to sell products or to perform services to third parties which Seller knows or has reason to believe are at a price which would not produce a positive gross margin on the sale of such products or the provision of such services, or are pursuant to terms or conditions they cannot reasonably expect to satisfy or fulfill in their entirety.

3.15 Customers, Suppliers and Partners. Schedule 3.15 sets forth a correct and complete list of the top 20 customers of each of the FMPB Business and Industrial Press Business for the twelve (12) months ended April 30, 2005 (collectively, the “Top 20”) and the top 20 suppliers for each of Avure Sweden, Flow Autoclave and Avure USA for the twelve (12) months ended April 30, 2005. There are no outstanding disputes with any suppliers or customers or partners of the Business, other than disputes that would not be, individually or in the aggregate, material. None of the Top 20 has refused to do business with any Business Entity or has stated its intention not to continue to do business or to adversely change its relationship or arrangements or reduce its purchases with respect to the Business, whether as a result of the transactions contemplated hereby or otherwise.

3.16 Intellectual Property.

(a) Registered IP. Schedule 3.16(a)(1) sets forth an accurate and complete list of all registered Marks owned (in whole or in part) by a Business Entity and used in the Business (collectively “Business Marks”); Schedule 3.16(a)(2) sets forth an accurate and complete list of all Patents owned (in whole or in part) by a Business Entity and used or practiced or held for use or practice in the conduct of the Business (collectively the “Business Patents”); and Schedule 3.16(a)(3) sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by a Business Entity and used or held for use in the Business, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by a Business Entity and used or held for use in the Business (collectively the “Business Registered Copyrights” and, together with the Business Marks and the Business Patents, the “Business Registered IP”). Upon consummation of the Pre-Closing Transactions, all of the Business Registered IP will be owned exclusively by a Purchased Entity. No Business Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Seller, no such action is or has been threatened with respect to any of the Business Registered IP. The Business Registered IP is subsisting and, to the Knowledge of Seller, valid and enforceable, and no Business Entity or any of its Affiliates has received any notice or claim challenging or questioning the validity or enforceability of any of the Business Registered IP. Except for those items that are indicated on Schedules 1.1(c) or 1.1(d) as expired, abandoned, not renewed, or dead, to the Seller’s knowledge, no Business Entity that owns any Business Registered IP and no Affiliate or predecessor-in-interest in respect of any Business Registered IP has taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of such Business Registered IP.

(b) Actions to Protect Trade Secrets. Each of the Business Entities, and to Seller’s knowledge, any Affiliate or predecessor-in-interest, has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes or within the three (3) years prior to the date hereof constituted a Trade Secret included in the Business IP Assets (excluding any information that, prior to its publication or unrestricted disclosure to a third party, any Business Entity determined in its reasonable business judgment not to continue to protect as a Trade Secret and any information that any Business Entity has determined is not of sufficient value to warrant protection as a Trade Secret). All current and former employees, consultants and contractors of any Business Entity or, to the Seller’s knowledge, any predecessor-in-interest of a Business Entity or its respective Affiliates who have participated in the creation of any Intellectual Property that is included in the Business IP Assets have entered into proprietary information, confidentiality and intellectual property assignment agreements in commercially reasonable form providing for maintenance of the confidentiality of confidential information and the assignment of such Intellectual Property to such Business Entity or its predecessor-in-interest.

(c) Ownership. Flow Switzerland owns and on the Closing Avure Sweden will own exclusively, free and clear of any Encumbrances other than Permitted Encumbrances, all right, title and interest to the Flow Switzerland IP Assets other than any Intellectual Property included therein that is licensed from a third party. Seller and its Affiliates own, and on the Closing, the Purchased Entities will own exclusively (except for the Jointly Owned IP Assets, which will be owned jointly by Seller and Purchaser), free and clear of any Encumbrances other than Permitted Encumbrances, all right, title and interest to the Intellectual Property used in the Business except for the Excluded Assets. No Business Entity or other Affiliate of Seller has received any notice or claim challenging the respective Business Entity’s (or scheduled owner’s) ownership of any of such Business IP Asset. No Business IP Asset is subject to any outstanding order, judgment, or stipulation restricting the use thereof. Except for the Jointly Owned IP Assets, no Affiliate of Seller other than a Business Entity owns any Intellectual Property that is used or held for use in the Business other than Intellectual Property owned by Seller or an Affiliate of Seller that will be assigning such Intellectual Property to NewCo USA pursuant to the Pre-Closing Transactions or that constitutes a Flow Switzerland IP Asset (other than any Intellectual Property included therein that is licensed from a third party) or an Excluded Asset. As of the Closing Date, all Business IP Assets will be exclusively owned or, in the case of Jointly Owned IP Assets, jointly owned, by a Purchased Entity.

(d) License Agreements. Schedule 3.16(d)(1) sets forth a complete and accurate list of all agreements, except for the Excluded Assets, granting to any Business Entity any right under or with respect to any Intellectual Property owned by a third party that is used or held for use in the conduct of the Business other than commercially available “off-the-shelf” software applications that are licensed for a license fee of no more than Fifty Thousand United States Dollars (US $50,000) each (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Schedule 3.16(d)(2) sets forth a complete and accurate list of all license agreements under which any Business Entity grants any rights under any Business IP Asset other than any non-exclusive trademark license granted to any distributor, reseller, customer or other third party in the ordinary course of the Business or any non-exclusive license of any software incorporated in or distributed with any products that are sold by the Business (collectively, the “Outbound License Agreements”). Except for the Excluded Assets, there are no agreements under which a third party grants to any Affiliate of Seller that is not a Business Entity any right under or with respect to any Intellectual Property owned by a third party that is used in the Business. No termination of any Inbound License Agreement (other than any expiration of the stated term thereof) or loss or modification of rights of any Business Entity thereunder and no termination of any Outbound License Agreement (other than any expiration of the stated term thereof) is reasonably foreseeable or, to Seller’s knowledge, pending or threatened. There is no outstanding or, to Seller’s knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement that reasonably could be expected to materially affect any of the respective rights and obligations of the parties thereunder. The execution, delivery and performance by Seller of this Agreement and the Collateral Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to, any right of any third party to terminate, reprice or otherwise modify any Business Entity’s rights or obligations under any Inbound License Agreement.

(e) Sufficiency of IP Assets. The Business IP Assets and the Intellectual Property licensed under the Inbound License Agreements (other than the licenses of software applications that are excluded from the definition of Inbound License Agreements) to a Business Entity constitute all the Intellectual Property rights used or practiced or held for use or practice in and/or necessary for the conduct of the Business as currently conducted and necessary for Purchaser to operate the Business as currently conducted upon consummation of the transactions contemplated by this Agreement, excluding only the Excluded Assets; provided that nothing in this Section 3.16(e) constitutes a representation and warranty with respect to non-infringement of Intellectual Property owned by an unaffiliated third party and licensed to a Purchased Entity.

(f) No Infringement. To Seller’s knowledge, none of the products or services distributed, sold or offered by a Business Entity in connection with the conduct of the Business, excluding the Excluded Assets, nor any technology or Intellectual Property used or otherwise commercially exploited by a Business Entity in connection with the Business or other activities in which any Business Entity has engaged in connection with the conduct of the Business has infringed upon, misappropriated, or violated, or does infringe upon, misappropriate or violate any Intellectual Property of any third party, and no Business Entity has received any notice or claim asserting that any such infringement, misappropriation or violation is occurring or has occurred. To Seller’s knowledge, no third party is misappropriating or infringing any Business IP Asset.

3.17 Employment Matters. Schedule 3.17 sets forth a complete and accurate list of the name, location of employment, length of service, and current annual rates of salary of and other compensation payments due (a) employees employed by a Purchased Entity and (b) employees employed by Seller or its Affiliates (other than the Purchased Entities) whose primary responsibilities relate to the Business (the employees in (a) and (b) are collectively referred to as the “Business Employees”), as well as a list of all existing employment, consulting contracts or severance arrangements which constitute (or will constitute, upon performance of the covenants set forth in Section 6.12) contractual obligations of the Purchased Entities and a list showing participation in pension arrangements applicable to each of the employees employed by a Purchased Entity or a Transferred Employee. All of the Business Employees are authorized to work in the geographical jurisdiction of their employment. Independent contractors and leased employees of the Business prior to Closing are properly categorized as being within such categories for purposes of application of employment and/or Tax laws. Except as set forth on Schedule 3.17, there are no collective bargaining agreements with any union or other bargaining group for any Business Employees and there has been no union organizational efforts involving such employees during the past five years and, to Seller’s knowledge, no such organization efforts are pending or threatened.

There is no strike, labor dispute, work slowdown or stoppage pending or threatened against any Business Entity and there has not been any such strike, labor dispute, work slow down or stoppage within the past five years. Except as set forth on Schedule 3.17, no Business Employee is on an extended leave of absence. All current assessments under workers’ compensation legislation in relation to the Business have been paid or accrued and no Business Entity has been subject to any special or penalty assessment with respect to the Business under such legislation which has not been paid. With respect to the Business Employees, each employing entity, as applicable, is in compliance with all provisions of Law pertaining to the employment and terminating of employees, including all Laws relating to labor relations, equal employment practices, fair employment practices, entitlements, prohibited discrimination, terms and conditions of employment, employment safety, wages and hours, independent contractor classification, withholding requirements, or other similar employment or hiring practices or acts, and no Purchased Entity is engaged in any unfair labor practice or is a party to any Action involving a violation or alleged violation of any of the foregoing Laws. Without limiting the generality of the foregoing, the Business Entities (as relates to the Business Employees only) are and have at all times since January 1, 2000 been in compliance with COBRA, the Immigration and Nationality Act, as amended, and the Immigration Reform and Control Act of 1986 and other equivalent applicable foreign Laws, as applicable. The consummation of the transactions contemplated by this Agreement, including the Pre-Closing Transactions, will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement.

3.18 Employee Benefit Plans. Schedule 3.18 sets forth a complete and accurate list of all Employee Benefit Plans sponsored by the Purchased Entities or that otherwise cover any Business Employee, indicating the sponsor of such plan. Seller has furnished or made available to Purchaser a true and complete copy of each such Employee Benefit Plan, including all amendments thereto, all funding agreements, all summary descriptions and evidence of any registration in respect thereof. Each such Employee Benefit Plan has been administered in accordance with its terms and all written agreements between the respective Purchased Entity and the employees of, and consultants to, such Purchased Entity and complies in all material respects with and has been administered in all material respects in compliance with the provisions of all applicable Laws. No improvements to any Employee Benefit Plan have been promised, and no improvements or amendments to any Employee Benefit Plan will be made or promised prior to the Closing except as required for an Employee Benefit Plan to retain its tax-favored status or comply with the applicable Laws. There is no pending or threatened legal action, proceeding or investigation against or involving any such Employee Benefit Plan. None of the Employee Benefit Plans provides benefits to retired employees or consultants or the beneficiaries or dependents of retired employees or consultants. No benefit under any Employee Benefit Plan is subject to Section 409A of the Code.

3.19 Real Property Leases. Seller does not own any real property used primarily in the Business. No Purchased Entity owns any real property. Schedule 3.19 sets forth a complete and accurate list of all real property Leases. Each such Lease is a legal, valid, binding obligation of the parties thereto, except as such enforcement may be limited by Laws relating to or limiting creditors’ rights generally or by general principles of equity, and is in full force and effect and the Business enjoys peaceful and undisturbed possession thereunder. All rents and other payments due to date under each such Lease have been paid in full, and there is no existing default, violation or breach by a Business Entity or by any third party which affects the enforceability of any such Lease or any parties’ rights thereunder, nor any event or condition which, after notice or lapse of time or both, would constitute a default, violation or breach by a Business Entity. With respect to each such Lease, no Business Entity has received any notice of any violation of any applicable zoning ordinance, building code, planning Law or regulation, use or occupancy restriction, or violation of any thereof, or any condemnation action or proceeding with respect thereto.

3.20 Compliance with Laws; No Illegal or Improper Transactions.

(a) Each Business Entity is, and since January 1, 2000 has been, in compliance with and has no Liability under, any and all Laws affecting the assets, properties, Liability or operation of the Business, other than such non-compliance which would not, individually or in the aggregate, be material. No Business Entity has received any notice from, or otherwise been advised that, any governmental authority or other person is claiming any violation or potential violation of any Law affecting the assets, properties, Liability or the operation of the Business or any Purchased Entity, other than a violation or potential violation that will result in solely monetary penalties that, individually or in the aggregate, do not exceed, Fifty Thousand United States Dollars (US $50,000).

(b) Neither any Business Entity nor any of its respective officers, directors, employees, agents or Affiliates has, with respect to the Business, offered, paid or agreed to pay to any person (including any governmental official) or solicited, received or agreed to receive from any such person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable Law; and there have been no false or fictitious entries made in the books or records of any Business Entity to disguise any such payment. All payments to agents, consultants and others made by any Business Entity in connection with the Business have been in payment of bona fide fees and commissions.

3.21 Tax Representations.

(a) To the extent a breach or inaccuracy of any of the following could result in a liability of Purchaser or its Affiliates (including the Purchased Entities) to any Person, whether as a result of applicable Law, contract or otherwise: (i) Seller and its Affiliates have timely paid all Taxes when the same have become due, (ii) there is no outstanding claim, audit or other examination or proceeding with respect to Taxes of Seller or its Affiliates, (iii) Seller and its Affiliates have timely filed all Tax Returns they are required to have filed as they become due and all Tax Returns filed by Seller and its Affiliates have been true, correct, and complete in all material respects, (iv) Seller has complied with all applicable Law relating to record retention (including to the extent necessary to claim any exemption from sales tax collection, maintaining adequate and current resale certifications to support any such claimed exemptions); and (v) there are no material Taxes of Seller or its Affiliates that will arise from the transaction contemplated by this Agreement. No item of income or gain reported for financial reporting purposes with respect to any Pre-Closing Period is required to be included in taxable income of Purchaser or any of the Purchased Entities in a Post-Closing Period.

(b) With respect to the Purchased Entities: (i) within the times and in the manner prescribed by Law, the Purchased Entities (and their predecessors-in-interest) have properly prepared and filed on a timely basis all Tax Returns) and none of such Tax Returns contains (or was required to contain in order to avoid the imposition of a penalty determined without regard to the effect of post-filing disclosure) a disclosure statement under Section 6662 of the Code (or any comparable provision of state, local or foreign Law); (ii) all such Tax Returns are true, accurate, correct and complete, and properly reflect in accordance with Law the transactions (including intercompany transactions) required to be reflected thereon; (iii) all Pre-Closing Taxes will be reflected on the Closing Date Statement, (iv) the Purchased Entities (and their predecessors-in-interest) have complied with all applicable Law relating to record retention (including to the extent necessary to claim any exemption from sales tax collection, maintaining adequate and current resale certifications to support any such claimed exemptions); (v) none of the Purchased Entities (nor any predecessor-in-interest thereof) (A) is a party to or bound by any closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Taxing Authority or any Tax indemnity, Tax sharing or Tax reimbursement agreement with any person, (B) has any liability for material unpaid Pre-Closing Taxes that has not been disclosed to Purchaser in writing, (C) is a party to an agreement that could give rise to an “excess parachute payment” within the meaning of Section 280G of the Code or to remuneration the deduction for which could be disallowed under Section 162(m) of the Code, or (D) has issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were not so governed when issued; (vi) there are and have been no (1) proposed, threatened or actual assessments, audits, examinations, adjustments or disputes as to Taxes relating to the Purchased Entities (or their predecessors-in-interest), (2) adjustments under Section 481 of the Code or any similar adjustments under state, local or foreign Tax Law with respect to the Purchased Entities (or their predecessors-in-interest), or (3) waivers or extensions of the statute of limitations with respect to Taxes for which the Purchased Entities could be held liable or powers of attorney that will remain in effect following the date hereof. Seller does not know of any basis for the assertion by a Taxing Authority of a Tax deficiency against the Purchased Entities (or their predecessors-in-interest). No Purchased Entity will have any taxable income or gain as a result of prior intercompany transactions that have been deferred and that will be taxed as a result of the changes in ownership contemplated by this Agreement and none of the Purchased Entities (nor any predecessor-in-interest thereof) has been a “distributing corporation” or a “controlled corporation” in connection with a distribution governed or intended to be governed by Section 355 of the Code; (viii) the Purchased Entities (and any predecessors-in-interest thereof) have not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than an affiliated group the common parent of which is Seller, and no Purchased Entity owns an interest in an entity treated as a partnership for Tax purposes; (ix) Schedule 3.21 sets forth, on an entity-by-entity basis, all state, local and foreign jurisdictions in which the Purchased Entities are subject to Tax; (x) none of the Purchased Entities is, has been, or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code, or a personal holding as defined in Section 542 of the Code, (xi) none of the Purchased Entities (other than NewCo USA) and Flow Autoclave (X) has engaged (or been treated as engaged) in the conduct of a trade or business within the United States or (Y) has had an investment in “United States property” within the meaning of Section 956(c) of the Code; (xii) there is no material election in effect that is not reflected in a Tax Return previously provided to Purchaser, and (xiii) none of the Purchased Entities has been a party to a “reportable transaction,” as such term is defined in Treasury Regulation § 1.6011-4(b)(1), or to a transaction that is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulation § 1.6011-4(b)(2), or any transaction similarly designated under comparable Laws of any state, local or foreign jurisdiction. Schedule 3.21 identifies, for each of the Purchased Entities, the status of that entity as a corporation, partnership or disregarded entity for United States federal income tax purposes. For purposes of this Section 3.21, the term “predecessors-in-interest” includes any entity that has transferred assets to a Purchased Entity and for whose Taxes Purchaser or a Purchased Entity could be held liable. Seller has delivered to Purchaser complete and correct copies of all Tax Returns filed by each Purchased Entity for the five most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement, along with copies of all audit reports and statements of deficiencies with respect to any tax assessed against or agreed to by Seller or any Purchased Entity for the three most recent taxable periods for which such audit reports and statements of deficiencies have been received by Seller or any Purchased Entity.

3.22 Insurance. Schedule 3.22 sets forth a list and the material terms of all insurance policies, letters of credit and surety bonds covering or relating to any Purchased Entity or its assets or relating to Seller or any assets related to or used in the Business. Except as set forth on Schedule 3.22, giving effect to the transaction contemplated hereby will not, in and of itself, cause termination of any insurance policies prior to their stated termination dates. Prior to the Closing Date, Seller shall have provided Purchaser with a copy of each such policy, letter of credit or bond, each of which is in full force and effect. No Business Entity has agreed to modify or cancel any such policy, letter of credit or bond, nor has any Business Entity received notice of actual or threatened modification or termination of any such policy or bond. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. No Business Entity has failed to give any notice or present any claim thereunder in due and timely fashion. There are no pending claims against such insurance by any Business Entity as to which the insurers have denied coverage or otherwise reserved rights. No Business Entity has been refused any insurance with respect to the Business, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2000. There are no risks with respect to any Business Entity’s assets or the Business, which a Business Entity has designated as being self-insured. Seller has made available to Purchaser a list of all claims of any Business Entity related to the Business or its assets used in the Business which are currently pending or which have been made with an insurance carrier since the date that is five years prior to the date hereof, except with respect to lists of claims related to workers compensation and auto insurance since the date that is five years prior to the date hereof, such additional lists shall have been provided to Purchaser prior to the Closing Date.

3.23 Product Warranty. Each product manufactured, sold, leased or delivered in the conduct of the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and no Business Entity has any Liability (and there is no basis for any present or future Action against a Business Entity giving rise to any such Liability) for replacement or repair thereof or other Damages in connection therewith, subject only to the reserve for warranty claims set forth on the face of the Balance Sheet (or as of the Closing Date, the Closing Date Statement), which is prepared in accordance with GAAP. No product manufactured, sold, leased or delivered in the conduct of the Business, is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease, true, correct and complete copies of which have been made available by Seller to Purchaser.

3.24 Product Liability. Except as set forth on Schedule 3.24, the Business Entities have no Liability which would, individually or in the aggregate, exceed Fifty Thousand United States Dollars (US $50,000) (nor to Seller’s knowledge is there any basis for any present or future action giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by a Business Entity in connection with the Business.

3.25 Permits. The Business Entities hold all Permits needed to lawfully conduct the Business as presently conducted. Schedule 3.25 contains a true and complete list of all such Permits, exclusive of any Permits with respect to state or local sales, use or other Taxes. All of the Permits are in full force and effect (except where such failure to be in full force and effect would subject the holder of the Permit solely to penalties or fines of less than Fifty Thousand United States Dollars (US $50,000) and the aggregate of such failures would not be a Material Adverse Change) and no Action or claim is pending nor, to the knowledge of Seller, is threatened to revoke or terminate any Permit or declare any Permit invalid in any material respect. Seller has taken all necessary action to maintain such Permits. On the date of this Agreement, all Permits held by Seller are Flow Business Assets or Flow Switzerland IP Assets, as applicable, hereunder, and to the extent transferable, are to be transferred to a Purchased Entity pursuant to a Pre-Closing Transaction.

3.26 Environmental, Health and Safety Matters.

(a) Each Business Entity has complied and is in compliance with all Environmental, Health, and Safety Requirements (except where such failure to comply would subject any Person solely to penalties or fines of less than Fifty Thousand United States Dollars (US $50,000) and the aggregate effect of such failures would not be a Material Adverse Change).

(b) Without limiting the generality of the foregoing, each Business Entity has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Business.

(c) No Business Entity has received any written (or, to its knowledge, oral) notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liability or potential Liability, including any investigatory, remedial or corrective obligations, relating to the Business, a Purchased Entity or its facilities arising under Environmental, Health, and Safety Requirements.

(d) None of the following exists at any property or facility owned or operated by any Purchased Entity: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas, except those that are used, operated and disposed of in compliance with all Environmental, Health and Safety Requirements and identified on Schedule 3.26.

(e) No Purchased Entity has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Requirements.

(f) No facts, events or conditions relating to the past or present facilities, properties or operations of any Purchased Entity will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liability pursuant to Environmental, Health, and Safety Requirements, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

3.27 Restrictive Documents and Territorial Restrictions. Except for restrictions contained in this Agreement and the Collateral Agreements, no Business Entity is subject to, or a party to, any charter, by-law, mortgage, Encumbrance (other than Permitted Encumbrances), Lease, license, Permit, agreement, instrument, Law, judgment or decree, or any other restriction of any kind or character, limiting the ability of such Business Entity to compete in the Business in any geographic area or with any person or which would prevent the continued operation of the Business after the date hereof on substantially the same basis as heretofore operated.

3.28 Books and Records. The Books and Records are complete and correct in all material respects and the Business Entities maintain accounting controls sufficient to insure that such transactions are (a) in all material respects executed in accordance with its management’s general or specific authorization and (b) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. None of the Business Entities or any of Seller’s other subsidiaries has engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of its funds in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in its normally maintained Books and Records. The Books and Records have been made available to Purchaser.

3.29 Intercompany Transactions. Except for this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby or as set forth on Schedule 3.29, no contract, understanding or arrangement exists between any Business Entities or between an Affiliate of Seller, on the one hand, and any Purchased Entity, on the other, relating to the Business.

3.30 Brokers. Except as set forth on Schedule 3.30, Seller has not paid or become obligated to pay any fee or commission to any broker, finder, employee, investment banker or other intermediary in connection with the transactions contemplated by this Agreement. Seller indemnifies and holds harmless Purchaser from and against any loss, Liability, damage, cost, claim or expense incurred by reason of any brokerage commission of finder’s fee alleged to be payable because of any act, omission or statement of Seller, including with respect to any matter set forth on Schedule 3.30.

3.31 Disclosure Generally; Qualifications.

(a) To Seller’s knowledge, Article 3 and the disclosures in the Schedules hereto do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make any such representations, warranties or disclosures not misleading.

(b) Any exception or qualification included in a representation and warranty of Seller set forth herein or in any Collateral Agreement shall serve solely to qualify such representation and warranty in which such exception or warranty is expressly provided, and shall not be deemed to except or qualify any other representation and warranty of Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

4.1 Organization. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser has the requisite power and authority to own and operate its assets and to carry on its business as presently conducted.

4.2 Authorization. Purchaser has the requisite limited liability company power and authority to enter into this Agreement and each of the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Collateral Agreements to which it is a party have been duly authorized by all necessary limited liability company action on the part of Purchaser.

4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been, and the Collateral Agreements and the Guarantees to which Purchaser or any Affiliate of Purchaser is a party shall have been at or prior to the Closing, duly executed and delivered by Purchaser or each such Affiliate of Purchaser that is a party thereto, as applicable. This Agreement constitutes, and each such Collateral Agreement and the Guarantees shall at or prior to Closing constitute, a legal, valid and binding agreement of Purchaser and any Affiliate of Purchaser, as applicable, enforceable against such party in accordance with their respective terms, except as such enforcement may be limited by Laws relating to or limiting creditors’ rights generally or by general principles of equity.

4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement or any Collateral Agreement to which it is a party, nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of, or a conflict with, the charter documents of Purchaser or any subscription, shareholders’, or similar agreements or understandings to which Purchaser is a party; (b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination under any material contract or any Encumbrance to which Purchaser is a party or by which its property or business is bound; (c) a violation by Purchaser of any applicable Law; (d) a violation by Purchaser of any order, judgment, writ, injunction decree or award to which Purchaser is a party or by which Purchaser is affected or (e) an imposition of an Encumbrance on any property or asset of Purchaser, other than a Permitted Encumbrance.

4.5 Consents and Approvals. No consent, Permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any governmental or regulatory authority, or any other person is required to be made or obtained by Purchaser by virtue of the execution, delivery or performance of this Agreement or any Collateral Agreement.

4.6 Brokers. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, employee, investment banker or other intermediary in connection with the transactions contemplated by this Agreement. Purchaser indemnifies and holds harmless Seller from and against any Damages incurred by reason of any brokerage commission or finder’s fee alleged to be payable because of any act, omission or statement of Purchaser.

ARTICLE 5

COVENANTS AND AGREEMENTS

5.1 Access to Information. Between the date of this Agreement and the Closing Date, Seller shall, and shall cause any Purchased Entity to, provide Purchaser and its Representatives full access during normal business hours upon reasonable notice to all properties books and records and accounts of Seller maintained with respect to the Purchased Entities, Flow Business Assets, Flow Switzerland IP Assets, Swiss Note, Contracts, Permits and other documents of, or relating to, the Business to make such investigation as shall be deemed desirable. Seller shall furnish or cause to be furnished to Purchaser and its Representatives all data and information concerning the Purchased Entities, Flow Business Assets, Flow Switzerland IP Assets, Swiss Note, Contracts, the Business and its properties, assets and operations, including access to officers and employees, as may reasonably be requested. No such investigation performed or information received by Purchaser shall affect in any way the Liability of Seller with respect to any representations, warranties or covenants contained herein. Without limiting the generality of the foregoing, Seller shall, as promptly as practicable, inform Purchaser in writing of any change or event which renders any representation or warranty in, or any Schedule to, this Agreement inaccurate or incomplete in any material respect, it being understood that no such disclosure after the date hereof shall in any way limit Seller’s Liability for any breach of any representation or warranty set forth in this Agreement.

5.2 Conduct of Business; Intercompany Accounts Receivable. Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, Seller shall conduct the Business in the ordinary course and consistent with past practice, and use all reasonable effort to preserve intact the advantageous business relationships of each Business Entity with respect to the Business, to keep available the services of the employees engaged in the Business and to maintain satisfactory relationships with the customers and other persons having a business relationship with it in connection with the Business. Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Purchaser, take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 3.9, except to the extent that any Contract may expire by its own terms, in which case Seller shall promptly notify Purchaser of the same, and Seller shall, promptly upon Purchaser’s request, use its commercially reasonable efforts to renew or extend such Contract. Any Business Entity may enter into such Contracts as required in the ordinary course consistent with past practice of the Business, provided that Purchaser shall receive prompt written notice if any such Contracts are such that they would have to be set forth on Schedule 3.14 if they had been entered into on or prior to the date hereof, and may not enter into Contracts of the nature set forth in Section 3.14 not in the ordinary course of business without the prior written consent of Purchaser. Seller shall keep intact all existing insurance and employee benefits arrangements for Business Employees existing as of the date hereof until the Closing. Other than the Pre-Closing Transactions, Seller shall not, nor shall it allow any of its Affiliates to, engage in any transaction with any Purchased Entity without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

5.3 Negotiations. Following the execution of this Agreement by Seller, Seller shall not, nor shall it permit any Business Entity or other Affiliate, nor any or its or any of their Representatives to, directly or indirectly, solicit, initiate the submission of any offer or proposal by or provide any information to any person (other than Purchaser or any officer or other authorized representative of Purchaser) or participate in discussions or negotiations concerning any Third Party Transaction, as defined below, or participate in any negotiation regarding any Third Party Transaction or otherwise cooperate in any way with any effort or attempt by any other person to effectuate a Third Party Transaction. Seller represents and warrants that no Business Entity or other Affiliate is currently involved in discussions or negotiations with any third party with respect to a Third Party Transaction. Seller will promptly communicate to Purchaser the identity of any potential third party purchaser making any such proposal or contact to Seller, any Business Entity or other Affiliate (or any of their Representatives) and the proposed terms and conditions thereof and shall provide to Purchaser copies of any written (including electronic) offers or other correspondence relating thereto from any such person. “Third Party Transaction” means any merger with, acquisition or sale of any controlling interest in, or all or a substantial portion of, the equity or assets of, any Purchased Entity, the Flow Business Assets, the Flow Switzerland IP Assets (other than any Intellectual Property included therein that is licensed from a third party), the FMPB Business /or the Industrial Press Business.

5.4 Confidentiality.

(a) Subject to applicable Laws and to subpoena, Purchaser will hold, and will cause its Representatives and Affiliates to hold, in strict confidence, and to not use to the detriment of Seller, any information or data concerning Seller furnished to any of them in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and Purchaser will return to Seller all such information and data as Seller may request. If the transactions contemplated by this Agreement are consummated, the confidentiality sections of this Section 5.4(a) shall not apply to any information or data owned by a Purchased Entity or otherwise transferred pursuant to this Agreement.

(b) Subject to applicable Laws and to subpoena, Seller will hold, and will cause its Representatives and Affiliates to hold, in strict confidence, and to not use to the detriment of Purchaser, any information or data concerning Purchaser furnished to any of them in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and Seller will return to Purchaser all such information and data as Purchaser may request. If the transactions contemplated by this Agreement are consummated, the confidentiality sections of this Section 5.4(b) shall apply to Seller and its Affiliates and Representatives with respect to any information or data owned by a Purchased Entity or otherwise transferred pursuant to this Agreement.

5.5 Commercially Reasonable Efforts. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions of such party set forth herein as soon as practicable, including all commercially reasonable efforts necessary to obtain all waivers, Permits, consents, approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will cooperate with the other and take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 9 hereof).

5.6 Publicity. Except to the extent otherwise required by Law or as previously disclosed in compliance with this Agreement (to the extent of such previous disclosure), none of the parties shall issue or authorize to be issued any press release or similar announcement or disclosure concerning this Agreement or any of the transactions contemplated hereby without the prior written approval of the others. In the event that disclosures concerning this Agreement or any of the transactions contemplated hereby are determined by any party to be required by Law, the disclosing party shall provide the other parties to this Agreement prior written notice of such disclosure requirement and the disclosures proposed to be made by such disclosing party, and shall provide such receiving parties the opportunity to review such proposed disclosures and seek judicial relief or protection with respect to such disclosure, which the disclosing party shall use all reasonable efforts to assist.

5.7 Bulk Sales. Seller shall comply with all applicable Laws relating to bulk transfers or bulk sales in connection with the transactions contemplated by this Agreement (including the Pre-Closing Transactions) and shall be responsible for any failure to comply therewith.

5.8 Transaction Taxes.

(a) Seller shall pay, or shall cause to be paid, all applicable sales, use, value added, stock transfer or other similar transfer Taxes that are, or become, due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Shares, the Swiss Note and the Pre-Closing Transactions whether levied on Purchaser, the Purchased Entities or Seller or any of their respective Affiliates. Seller shall prepare, or shall caused to be prepared, subject to Purchaser’s reasonable approval, and file, or caused to be filed, any Tax Returns required to be filed by Seller or its Affiliates in respect of such Taxes. Purchaser shall give Seller reasonable access to any books and records of the Business that Seller requires in order to file any such Tax Returns.

(b) Seller, upon request, shall use its reasonable efforts to provide or obtain from any Taxing Authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement. Purchaser, upon request, shall use its reasonable efforts to provide or obtain from any Taxing Authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

5.9 Preparation of Tax Returns; Payment of Taxes.

(a) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of any Purchased Entity required to be filed (taking into account any extensions) by Seller representing any periods ending on or prior to the Closing Date. Seller shall timely pay the amount of any Taxes required to be shown thereon to the appropriate Taxing Authorities and shall provide Purchaser with adequate proof of such filing and payment and with written confirmation that such Tax Returns have been prepared in a manner that is consistent with the past income Tax practices and consistent with the past Tax Returns of any Purchased Entity and with the representations set forth in Section 3.21 (except as otherwise required by Law). Following the Closing, Purchaser shall be responsible for properly and (except as otherwise required by Law) consistently preparing or causing to be prepared all other Tax Returns required to be filed by any Purchased Entity, provided that Seller shall be responsible for all Pre-Closing Taxes required to be shown thereon. Amounts payable by Seller with respect to Tax Returns that are the responsibility of Purchaser shall be paid no later than three (3) business days following therefor from Purchaser or, if later, three (3) days prior to the date such Taxes are required to be paid to the applicable Taxing Authority. All accrued Taxes set forth in the Closing Date Statement (as finally determined) and all estimated payments of Tax by each Purchased Entity as of the Closing Date shall constitute a payment by Seller in satisfaction of its responsibility to pay Pre-Closing Taxes. Amounts not paid by Seller when due shall bear interest from the due date at the rate specified in Section 6621(a)(2) of the Code.

(b) For federal income Tax purposes, Seller’s transfer of the NewCo USA Shares to Purchaser shall be viewed as a taxable stock sale and Seller and Purchaser will, unless prohibited by Law, close the taxable period of any Purchased Entity as of the close of the Closing Date. Neither Purchaser nor Seller shall take any position inconsistent with the preceding sentence on any Tax Return.

(c) Seller and Purchaser shall each report (or, if applicable, cause to be reported) the asset transfers covered in the Pre-Closing Transactions to NewCo USA as a taxable sale to NewCo USA for U.S. federal income tax purposes, and to report the Flow Business Conveyance pursuant to Section 1060 of the Code and other applicable Laws (and consistent with the amounts set forth in the Closing Date Statement). The conveyance of the Flow Switzerland IP Assets in the Pre-Closing Transactions will be reported as a taxable sale for consideration of Eleven Million United

States Dollars (US $11,000,000), which is the fair market value of such assets at the time of such Pre-Closing Transaction.

(d) Purchaser shall cause Flow Sweden to refrain from making an election under Section 338(g) of the Code with respect to Purchaser’s purchase of the Flow Sweden Shares without Seller’s consent, which will not be unreasonably withheld.

(e) If any Tax loss or credit with respect to a Purchased Entity arising in a period ending after the Closing Date may be carried back and included in any Tax Return filed or caused to be filed by Seller with respect to the Pre-Closing Period, Purchaser may (at its sole expense) elect to carry back such Tax items, in which case Purchaser shall be entitled to any such refund (together with interest received) resulting from and attributable to such carry back of Tax loss or credit; provided that (i) Seller shall not be required to file any carry back claims unless Purchaser so requests in writing and agrees to pay the reasonable expenses of the claim for refund (it being understood that Purchaser may file or cause such claim to be filed, notwithstanding anything to the contrary in Section 5.09(a)), and (ii) Seller’s representations in Section 3.21 shall in no way be deemed to pertain to such claim for refund.

5.10 Assistance and Cooperation. After the Closing Date, Seller and Purchaser shall:

(a) assist (and cause their respective Affiliates to assist) the other in preparing any Tax Returns which such other parties are responsible for preparing and filing in accordance with Section 5.9 hereof;

(b) cooperate fully in preparing for any audits of, or disputes, contests or proceedings with, Taxing Authorities regarding any Tax Returns which relate to any Business Entity and the Business;

(c) make available to the other and to any Taxing Authority, as reasonably requested, all information, records and documents relating to Tax Liability which are attributable to the Purchased Entities;

(d) preserve all such information, records and documents until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by Law and thereafter, each party shall first notify the other party of its intent to destroy such items and give such other party the opportunity to take such items before they are destroyed;

(e) make available to the other, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters;

(f) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any period beginning prior to the Closing Date;

(g) keep confidential any information obtained pursuant to this Section 5.10, except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax proceeding and;

(h) furnish the other with adequate information which would enable the other party to determine its entitlement to, and the amount of, any refund or credit to which any party reasonably believes another party may be entitled.

5.11 Tax Sharing Agreements. All Tax sharing and similar agreements (other than the provisions of this Agreement) between any Purchased Entity and/or Seller or any other corporation or corporations shall be terminated as of the Closing Date, and no Purchased Entity shall have any Liability from and after the Closing Date under any such agreement.

5.12 Survival. The obligations (the “Tax Indemnity Obligations”) of the parties set forth in Section 5.8 through this Section 5.12 shall be unconditional and absolute and shall remain in effect without limitation as to time. In the event of a conflict between the provisions relating to these Tax Indemnity Obligations and any other provisions of this Agreement, the provisions relating to Tax Indemnity Obligations shall control.

5.13 Pre-Closing Transactions. Prior to the Closing Date, Seller shall take or cause its Affiliates to take the following actions (collectively, the “Pre-Closing Transactions”):

(a) Seller shall (and to the extent any of the Flow Business Assets are owned or held by any other entity which is a direct or indirect subsidiary or Affiliate of Seller, Seller shall cause that entity to) contribute, convey, assign and deliver all right, title and interest in the Flow Business Assets, free and clear of all Encumbrances other than Permitted Encumbrances, to NewCo USA, pursuant to an agreement substantially in the forms in Exhibit E (the “Flow Business Conveyance”).

(b) Seller shall cause Flow Switzerland (and to the extent any of the Flow Switzerland IP Assets are owned or held by any other entity which is a direct or indirect subsidiary or Affiliate of Seller, Seller shall cause that entity to) contribute, convey, assign and deliver all right, title and interest in the Flow Switzerland IP Assets, free and clear of all Encumbrances other than Permitted Encumbrances, to Avure Sweden, pursuant to an agreement substantially in the form of Exhibit F, in exchange for cash in the amount of $8,060,000 and a promissory note in the amount of Two Million Nine Hundred Forty Thousand United States Dollars (US $2,940,000) having the terms and conditions as set forth on Exhibit G (the “Swiss Note”).

(c) Seller shall cause its Affiliates to settle all intercompany accounts reflected on the books and records of the Purchased Entities or on the books and records of the Seller or its other Affiliates relating to the Purchased Entities such that, on the Closing Date, no intercompany indebtedness or account balances will exist with respect to the Purchased Entities (except for the Swiss Note, which shall continue to remain payable by Avure Sweden on the Closing Date).

(d) Seller shall cause Flow Switzerland to convey, assign and deliver all right, title and interest in the Swiss Note to Seller.

5.14 Termination and Release Agreement. Prior to the Closing Date, Seller will enter into, and will cause its Affiliates to enter into, the Termination and Release Agreement.

5.15 Ownership of Certain IP Assets. Prior to the Closing Date, Seller and Purchaser will cooperate fully in determining whether the items of Intellectual Property set forth on Schedule 5.15 should properly be set forth either on Schedule 1.1(c) or Schedule 1.1(e) consistent with the terms of this Agreement, and Seller shall deliver to Purchaser prior to the Closing Date supplements to each of Schedule 1.1(c) and Schedule 1.1(e), as applicable, to include such Intellectual Property items; with respect to the foregoing, in the event of any dispute between the parties or their successors, any non-patent intellectual property assets included on Schedule 5.15 that are not specifically listed on Schedule 1.1(e) will be deemed to be transferred to the Purchaser (and not jointly owned) in the absence of clear and convincing evidence that such intellectual property assets were being used by Seller in the Water Pump Business prior to the Closing.

5.16 License of Certain IP Assets. Promptly after the date hereof and in any event, prior to the Closing Date, Seller and Purchaser will cooperate in negotiating and entering into a license in a form reasonably acceptable to both parties, providing a perpetual, royalty-free license from Seller to Purchaser to use the following items identified on Schedule 1.1(a): Credit authorization software, Flow Label, and Flow Project.

ARTICLE 6

CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE

The obligation of Purchaser to consummate the transactions contemplated by this Agreement as provided herein is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:

6.1 Accuracy of Representations and Warranties. Each representation and warranty made by Seller contained in this Agreement or in any Collateral Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though made at that time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date.

6.2 Performance of Covenants. Each covenant, agreement and obligation required by the terms of this Agreement or any Collateral Agreement to be performed, satisfied or complied with by Seller at or before the Closing Date shall have been duly and properly performed in all material respects.

6.3 No Material Adverse Change. There shall have been no event, occurrence or change in circumstance which has caused or could reasonably be expected to cause a Material Adverse Change.

6.4 Officer’s Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Seller in such officer’s capacity as such, certifying that the conditions specified in Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.10 and 6.12 have each been fulfilled.

6.5 No Injunction, etc. There shall not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or any pending or threatened litigation by an unrelated third party to such effect or seeking Damages from Purchaser, any Purchased Entity or the Business if the transactions which are the subject of this Agreement are completed.

6.6 Consents and Regulatory Approvals. All licenses, Permits, authorizations, consents and approvals of and filings with any governmental or regulatory agency or any other third party required to be obtained or made by Seller in connection with the consummation of the transactions contemplated by this Agreement and set forth on Schedule 6.6 (including the consents set forth on Schedule 3.5) shall have been duly obtained or made by or on behalf of Seller.

6.7 Documents Transferring Title. Seller shall have delivered to Purchaser: (a) stock certificates representing the Shares, duly endorsed for transfer or accompanied by executed stock powers and the Avure Sweden Shares, (b) copies of the conveyance documents and contract, patent, copyright and trademark assignments of the Flow Business IP Assets and the Flow Switzerland IP Assets effecting the Pre-Closing Transactions, (c) an assignment of the Swiss Note, (d) a copy of Flow Sweden’s share ledger evidencing that Purchaser has been entered as the holder of the Flow Sweden Shares, (e) a copy of Avure Sweden’s share ledger reflecting that Flow Sweden is the holder of the Avure Sweden Shares, and (f) such other transfer and conveyance documents as Purchaser reasonably requests, in each case dated the Closing Date, transferring title to the Shares and Swiss Note in such form as Purchaser reasonably requests.

6.8 Transition Services Agreement. Seller shall have executed and delivered to Purchaser a Transition Services Agreement providing transitional office and facilities space and services and other support to Purchaser substantially in the form of Exhibit H (the “Transition Services Agreement”).

6.9 Supply Agreement. Seller shall have executed and delivered to Purchaser a Manufacturing and Supply Agreement substantially in the form of Exhibit I (the “Supply Agreement”).

6.10 Pre-Closing Transactions. The Pre-Closing Transactions shall have been fully effected in a manner reasonably acceptable to Purchaser, including the principal amount of the Swiss Note complying with Section 5.13(c).

6.11 Resignation of Officers and Directors. Each of the officers and directors of Avure Newco, and to the extent requested by Purchaser in compliance with applicable law, of each of the other Purchased Entities, shall have submitted his or her resignation, to be effective upon the Closing.

6.12 Business Employees. Prior to Closing, Seller shall cause each of the employees engaged in the Business and listed on Schedule 6.12 to be offered and provided employment with NewCo USA, such employment with NewCo USA to commence on the Closing Date. Such offers of employment shall be made on such terms as Purchaser may prescribe; provided that such terms must be at least as favorable in the aggregate to such employees as their current terms of employment. Purchaser will reasonably cooperate in compliance with applicable Laws in providing the necessary information or to perform any other duties as may be reasonably requested by Seller to accomplish this result. Any and all such offers and employment shall be made in accordance with applicable Law and no terminations of such employees listed on Schedule 6.12 shall be effected without prior notice thereof to Purchaser and other than as prescribed by Purchaser.

6.13 Avure USA Name Change. Seller shall have filed a certificate of Amendment to the Certificate of Incorporation of Avure USA to change its corporate name to a name not including the word “Avure.”

6.14 Approval of Actions and Documents. All actions to be taken by Seller or any Purchased Entity in connection with the consummation of the transactions contemplated hereby and the form and substance of all certificates, instruments and other documents delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel.

ARTICLE 7

CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Seller:

7.1 Accuracy of Purchaser’s Representations and Warranties. Each representation and warranty made by Purchaser contained in this Agreement or in any Collateral Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though made at that time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date.

7.2 Performance of Covenants. Each covenant, agreement and obligation required by the terms of this Agreement or any Collateral Agreement to be performed, satisfied or complied with by Purchaser at or before the Closing Date shall have been duly and properly performed in all material respects.

7.3 Officer’s Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an authorized executive officer of Purchaser, in such executive officer’s capacity as such, and certifying that the conditions specified in Sections 7.1, 7.2, 7.4 and 7.8 have each been fulfilled.

7.4 No Injunction, etc. There shall not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or any pending litigation by an unrelated third party to such effect or seeking Damages from Seller if the transactions which are the subject of this Agreement are completed.

7.5 Supply Agreement. Purchaser shall have executed and delivered to Seller the Supply Agreement.

7.6 License. Purchaser shall have executed and delivered to Seller a License Agreement substantially in the form of Exhibit J (the “License Agreement”).

7.7 Notes; Guarantee. Purchaser shall have executed and delivered to Seller the Notes and the applicable Affiliates of Purchaser shall have executed and delivered to Seller the Guarantee.

7.8 Consents and Regulatory Approvals. All licenses, Permits, authorizations, consents and approvals of and filings with any governmental or regulatory agency or any other third party required to be obtained or made by Purchaser in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made by or on behalf of Purchaser and the consents (including terminations of Encumbrances other than Permitted Encumbrances) set forth on Schedule 7.8 shall have been obtained.

7.9 Approval of Actions and Documents. All actions to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby and the form and substance of all certificates, instruments and other documents delivered to Seller under this Agreement shall be reasonably satisfactory to Seller and its counsel.

7.10 Release of Handelsbanken Guarantee. Purchaser shall use all commercially reasonable efforts to effect the release of Seller’s guarantee to Handelsbanken, dated January 22, 2002 (“Handelsbanken Guarantee”), prior to or as soon after the Closing Date as practicable; in the event the such release is not effected as of the Closing Date, Purchaser will provide Seller a mutually acceptable guarantee or indemnity with regard to Seller’s obligations under the Handelsbanken Guarantee, during the period following the Closing Date.

ARTICLE 8

TERMINATION PRIOR TO CLOSING

8.1 Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a) By the mutual written consent of Purchaser and Seller;

(b) by Purchaser if (i) there has occurred a Material Adverse Change or (ii) Seller shall have breached in any material respect any of its representations or warranties or if Seller fails to comply in any material respect with any of its covenants or agreements contained herein or in the Collateral Agreements in effect prior to Closing;

(c) by Seller if Purchaser shall have breached in any material respect any of its representations or warranties or if Purchaser fails to comply in any material respect with any of its covenants or agreements contained herein or in the Collateral Agreements in effect prior to Closing;

(d) by either Purchaser or Seller if on or before November 30, 2005 the Closing shall not have occurred; provided that such party may not terminate under this Section 8.1(d) if such failure has been caused by such party’s material breach of this Agreement or any Collateral Agreement in effect prior to Closing; and

(e) by Purchaser if Seller shall make any Review Restatement that has, in Purchaser’s reasonable judgment, a detrimental impact on the value of the Business or the Purchased Assets to Purchaser;

provided, that Purchaser’s election not to terminate this Agreement pursuant hereto shall not be deemed a waiver of the applicable provisions of Sections 2.3, 2.4 or Article 9 hereof, including any right to indemnification pursuant to Section 9.3(a)(vii).

8.2 Effect on Obligations. Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the parties hereunder and this Agreement shall become void and have no effect without any Liability on the part of any party or the Representatives in respect thereof, except for the obligations under Section 5.4, 5.6 and 9.7; provided, however, that termination pursuant to Sections 8.1(b)(ii) or (c) shall not relieve the defaulting or breaching party from any Liability to the nondefaulting or nonbreaching party.

ARTICLE 9

ADDITIONAL POST-CLOSING COVENANTS AND AGREEMENTS

9.1 Survival. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two (2) years from the Closing Date, except (i) those representations and warranties set forth in Section 3.21 (tax matters) and Section 3.26 (environmental, health and safety matters) which shall survive through the applicable statute of limitations or the applicable assessment or reassessment period, as the case may be, and (ii) those representations and warranties set forth in Sections 3.2, 3.3, 3.5, and 3.6 (transactional matters), which shall survive for a period of five (5) years from the Closing Date; provided, however, that as to any matters with respect to which a bona fide written claim shall have been made or an action at Law or in equity shall have commenced before the end of such period, survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or Action, including all applicable periods for appeal.

9.2 Assignment of Contracts. To the extent that the assignment of any Contract contemplated to be assigned hereunder in connection with a Pre-Closing Transactions or otherwise requires the consent of a third party, neither this Agreement nor any agreement between the transferring parties shall constitute an assignment of the same if an attempted assignment would constitute a breach thereof. Seller agrees that that it will use its best efforts to, and to cause any of its subsidiaries or Affiliates to, obtain a written consent of any such other party or parties to the assignment of all such Contracts, and if such consent is not obtained, Seller will provide, or cause to be provided, the Purchased Entity with the same benefits under any such Contract as if such Contract had been assigned to such Purchased Entity. If Seller shall have made such arrangements with respect to any Contract, the applicable Purchased Entity will assume the obligations of Seller (or its applicable subsidiary or Affiliate) to be performed on and after the Closing Date and will perform and fulfill such obligations as though such Contract has been assigned to the Purchased Entity and will execute such documentation as Seller may reasonably request in connection therewith.

9.3 Indemnification Obligations.

(a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates and its Representatives, and shall reimburse Purchaser and its

Representatives on demand, for any Damages (including any Damages suffered after the end of any applicable survival period) arising or resulting from any of the following:

(i) Any breach or default in the performance by Seller of any covenant or agreement of Seller contained herein, in any Collateral Agreement, or in any Schedule or Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

(ii) Any breach of any warranty or representation made by Seller herein, in any Collateral Agreement, or in any Schedule or Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

(iii) Any claim, Liability or Action arising from the matters set forth in Schedule 9.3(a)(iii);

(iv) Any Pre-Closing Taxes and any Taxes for which Seller is responsible pursuant to Section 5.8 or Section 5.9;

(v) Any Liability in respect of Flow Sweden relating to its operation or existence prior to the Closing Date (other than Liabilities solely arising from Avure Sweden);

(vi) Any loss resulting from a reduction of Avure Sweden’s net operating losses as a result of any reversal of any Warranty, Contingency and Product Liability Reserves, only to the extent such reversal has not given rise to a Pre-Closing Tax liability (and ,for purposes hereof, any such loss shall be deemed to amount to 28% of any such reduction of Avure Sweden’s net operating losses; or

(vii) Any Liability, expense or Action arising out of the Review, including any Review Restatement.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and its Representatives, and shall reimburse Seller, its Affiliates and its Representatives on demand, for any Damages (including any Damages suffered after the end of any applicable survival period) arising or resulting from any of the following:

(i) Any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein, in any Collateral Agreement, or in any Schedule or Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto; or

(ii) Any breach of any warranty or representation made by Purchaser herein, in any Collateral Agreement, or in any Schedule or Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto.

(c) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party (the “Indemnified Party”) shall be entitled to indemnification hereunder, the Indemnified

Party shall promptly notify the other party hereto (the “Indemnifying Party”) in writing describing the claim and the basis therefor; provided however, that the failure to give notice shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent that such failure materially prejudices the ability of the Indemnifying Party to defend any claim. The right of the Indemnified Party to indemnification, as set forth in this notice, shall be deemed agreed to by the Indemnifying Party unless, within thirty (30) days after the giving (as determined in Section 11.8) of such notice, the Indemnifying Party shall notify the Indemnified Party in writing that it disputes the right of the Indemnified Party to indemnification. If the Indemnified Party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same.

(d) Defense of Claims. Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the Indemnified Party, and acknowledgment by the Indemnifying Party (whether after resolution of a dispute or otherwise) of the Indemnified Party’s right to indemnification hereunder with respect to such claim, the Indemnifying Party shall assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof, provided that the Indemnified Party is reimbursed in advance by the Indemnifying Party for its costs in connection therewith. If the Indemnifying Party shall acknowledge the Indemnified Party’s right to indemnification and elect to assume the defense of such claim, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of one such counsel shall be at the expense of the Indemnified Party, unless there is, under applicable standards of conduct, a conflict on any significant issue between Indemnifying Party and the Indemnified Party that makes it improper for one counsel to represent both parties, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party has assumed the defense of any claim against the Indemnified Party, the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, or may establish a precedential custom or practice adverse to any Indemnified Party, Purchased Entity, Shares, the Avure Sweden Shares or the Business, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld where such settlement involves solely the payment of monetary damages). If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party’s right to indemnification, the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party’s expense, and the Indemnified Party shall have control over the litigation and authority to resolve such claim subject to this Section 9.3.

(e) Defense of Claimed Breaches. For purposes of this Section 9.3, any assertion of fact and/or Law by a third party which, if true, would constitute a breach of a representation or warranty made by a party to this Agreement shall, on the date that assertion is made, be deemed a breach of such representation or warranty, and immediately invoke that party’s obligation to protect, defend, hold harmless and indemnify the other parties to this Agreement as set forth herein.

(f) Limits on Damages. All Damages recoverable by an Indemnified Party under this Agreement shall be net of insurance proceeds (less the cost thereof) actually recovered by such Indemnified Party.

(g) Sole Remedy. Except for equitable remedies and injunctive and other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution, and any claims of Damages involving fraud, negligence or willful misconduct, the sole remedy of any party relating to the matters for which such party may be indemnified in this Article IX shall be the indemnity provided in this Article IX.

9.4 Threshold; Maximum Indemnification for Certain Breaches. Except for Fraud Claims or claims arising from the matters identified in Section 3.2, 3.3, 3.4, 3.5 or 3.6 (transactional matters), 3.21 (Tax matters), and 3.26 (environmental, health and safety matters), no party shall be entitled to indemnification for Damages arising from the matters set forth in Sections 9.3(a)(ii) or 9.3(b)(ii), as applicable: (i) until the aggregate amount of all Damages under all claims made pursuant to Section 9.3(a)(ii) or 9.3(b)(ii), as applicable, shall exceed Two Hundred Thousand United States Dollars (US $200,000) , at which time all Damages in excess of One Hundred Thousand United States Dollars (US $100,000) subject to indemnification hereunder shall be paid in their entirety, and (ii) for any amount in excess of: (A) with respect to any claim made during the period ending ninety (90) days following the Closing Date, Six Million United States Dollars (US $6,000,000) and (B) with respect to any claim made after the ninetieth (90th) day following the Closing Date, Six Million United States Dollars (US $6,000,000) plus the principal amount of Purchaser’s promissory note described in Section 2.2(c).

9.5 Employees.

(a) Each employee that accepts employment with NewCo USA (collectively, the “Transferred Employees”) and each other employee of a Purchased Entity that continues employment after the Closing Date (the “Continuing Business Employees”) will be credited for eligibility and vesting from the Closing Date under the benefit plans, programs and arrangements of the employing Purchased Entity (the “Purchaser Employer”) with their service to Seller or a Purchased Entity before the Closing Date to the same extent such service was credited under the comparable plans of the Seller or Purchased Entity employer. The applicable Purchaser Employer will give each Transferred Employee and Continuing Business Employee full credit for accrued vacation to the extent accrued on the Closing Date Statement. Purchaser will use commercially reasonable efforts to cause its third party providers of its Purchaser Employer employee benefit plans to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees or Continuing Business Employee under any welfare plan that such employees may be eligible to participate in after the Closing Date. Purchaser will use commercially reasonable efforts to cause any Purchaser Employer to provide each Transferred Employee or Continuing Business Employee with credit for any co-payments and deductibles paid before the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Closing Date. Neither Purchaser nor any Purchased Entity will be responsible for any loss incurred by an insured Benefit Plan (known as a “run-out or deficit funding obligation”) of any Business Entity for claims occurring prior to Closing. Except as expressly set forth herein, neither Purchaser nor any Purchaser Employer shall have any liability whatsoever on account of such Transferred Employee’s previous employment by Seller, nor shall Purchaser or any Purchaser Employer assume or otherwise be responsible for any past or future obligation of Seller to such Transferred Employee, other than those required by Law or those which are triggered by acts of Purchaser. Neither Purchaser nor any Purchased Entity shall have any liability whatsoever on account of any of Seller’s employees who is offered employment by a Purchased Entity and who rejects such offer. Purchaser shall be responsible for, and shall indemnify, defend and hold harmless Seller for, any Liability under the Worker Adjustment and Retraining Notification Act with regard to the Transferred Employees to the extent such Liabilities are triggered by job losses attributable to Purchaser’s acts or omissions not in compliance therewith, and provided that Seller has fully complied with its obligations under Section 6.12.

(b) After the Closing, Purchaser will cause NewCo USA’s 401(k)/profit sharing plan to accept the rollover of amounts distributed by Seller to any Transferred Employee from Seller 401(k)/profit sharing plan, including the acceptance in such rollover of any outstanding plan loan of such Transferred Employee.

(c) Seller will transfer all amounts held in each Transferred Employee account to NewCo USA’s 125 Plan. After the Closing, Purchaser will cause NewCo USA’s 125 Plan to accept, such amounts after the Closing Date.

(d) Neither Purchaser nor any Purchaser Employer shall have any obligation to employ any Continuing Business Employees other than on an at-will employment basis (other than Business Employees of Avure Sweden) and shall have no obligation to employ such persons for a certain length of time. Further, nothing in this Agreement is intended to be construed as an employment agreement, whether express or implied. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

9.6 Further Assurances. Seller, at any time before or after the Closing Date, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser or (after the Closing Date) to NewCo USA or Avure Sweden, as the case may be, or reducing to possession, any or all property to be conveyed and transferred by this Agreement. Purchaser, at any time after the Closing Date, will execute, acknowledge and deliver any further assignments, conveyances and other associated documents and instruments of transfer reasonably requested by Seller, and will use its reasonable commercial efforts to take such other actions reasonably requested and consistent with the terms of this Agreement that may be requested by Seller to carry out the agreements contained in this Agreement. Without limiting the foregoing, for a period of two (2) years after the Closing Date, upon Purchaser’s request, Seller shall provide Purchaser with any information reasonably requested by Purchaser that is necessary to confirm that the assets of the Purchased Entities, at Closing (taking into account the Pre-Closing Transactions and the assets and rights sold and/or provided to Purchaser pursuant to the Supply Agreement and the Transition Services Agreement), constituted all of the tangible and intangible assets and rights used in the Business (except as provided under the Supply

Agreement and the Transition Services Agreement and the Excluded Assets) and that the transfer, free of Encumbrances (other than Permitted Encumbrances), is effective by the transfer of Shares to Purchaser. Purchaser shall have the right and authority to collect, and Seller shall transfer or shall cause to be transferred to Purchaser, items not previously delivered to Purchaser by Seller used in or necessary to operate the Business as currently conducted (except as provided under the Supply Agreement or the Transition Services Agreement and the Excluded Assets) at Seller’s expense and without further consideration from Purchaser. Seller agrees that it will promptly transfer or deliver to Purchaser from time to time any cash or other assets or property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, assets of any character or any other items properly for the account of the Purchased Entities. Purchaser agrees that, except as contemplated by the Supply Agreement and Transition Services Agreement, it will transfer or deliver, as soon as practicable but in all events promptly, to Seller from time to time any cash or other assets or properties that Purchaser may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, assets of any character or any other items that relate to Seller but are not properly for the account of the Purchased Entities or the Business.

9.7 Expenses. Except as otherwise expressly provided herein, each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own brokers, financial consultants, accountants and counsel. Notwithstanding the foregoing, Purchaser shall, at its option and with notice to Seller, record the transfer of Intellectual Property to Purchaser or to NewCo USA or Avure Sweden, as appropriate, hereunder, and, to the extent that the chain of title as of the Closing has not been properly recorded, Seller shall reimburse Purchaser for all costs and expenses in connection with all such assignments and recordings where Seller’s failure to take any reasonable or necessary action (or taking of incorrect action) in connection therewith has caused the chain of title to not be properly recorded.

9.8 Access. Each party shall provide such access to their books and records as shall be reasonably necessary in connection with the contest or defense any litigation relating to the Business or the transactions contemplated by this Agreement or the Collateral Agreements, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 9).

9.9 Flow Sweden and Avure Sweden Meetings. Immediately following the Closing and on the Closing Date, Purchaser shall procure that extraordinary general meetings of the shareholders of Flow Sweden and Avure Sweden be held at which, inter alia, the following resolutions are taken:

(a) the individuals nominated by Purchaser shall be appointed directors of Flow Sweden and Avure Sweden;

(b) the existing auditors of Flow Sweden and Avure Sweden shall be removed from office, and the auditors nominated by Purchaser shall be appointed auditors of Flow Sweden and Avure Sweden; and

(c) new articles of association of Flow Sweden shall be adopted, which articles shall provide for a company name that does not include the word “Flow” but may continue to include Avure.

9.10 Discharge of Swedish Director Liability. Purchaser shall, on the first annual general meetings of shareholders in Flow Sweden and Avure Sweden where such matters can be addressed, discharge or procure the discharge of all directors of Flow Sweden and Avure Sweden in office immediately prior and up to the Closing from their personal liability for the period between the most recent annual general meeting of the shareholders in Flow Sweden and Avure Sweden, respectively, and the Closing Date, provided that the auditors of Flow Sweden or Avure Sweden, respectively, do not recommend against such discharge.

9.11 Operation of Seller’s Other Businesses; Purchased Entity Registered Marks.

(a) Upon Closing and as soon as possible thereafter, but in all events within thirty (30) days, Seller shall remove from all signage, websites, business cards, brochures, product lists and other written (including in electronic format) materials of Seller, any reference to the name “Avure,” the Business, the Purchased Entities or the Flow Business IP Assets or Flow Switzerland IP Assets.

(b) Seller agrees not to, and to cause its subsidiaries and Affiliates not to produce, sell or distribute, at any time, directly or indirectly, any product or service whose trademark, trade name, service mark or other designation is confusingly similar to any of the trademarks, trade names or service marks used in the Business. In addition, Seller shall change all filings with regulatory authorities made by Avure USA to reflect its corporate name change.

9.12 Removal of “Flow” Name; Seller Registered Marks.

(a) Upon Closing and as soon as possible thereafter, but in all events within thirty (30) days, Purchaser shall remove from all signage, websites, business cards, brochures, product lists and other written (including in electronic format) materials of Purchaser or a Purchased Entity, any reference to the name “Flow”. In addition, Purchaser shall change all filings with regulatory authorities made by any Purchased Entity to remove “Flow” from its name.

(b) Purchaser agrees not to knowingly produce, sell or distribute, at any time, directly or indirectly, any product or service whose trademark, trade name, service mark or other designation is confusingly similar to any of the Seller trademarks, trade names or service marks currently used by Seller that is not owned by a Purchased Entity at the Closing Date.

9.13 FPG Pension Balance. Purchaser shall use its best efforts to, or shall cause Avure Sweden to, procure the release of the FPG Surety Bond, within 90 days from the Closing Date.

ARTICLE 10

COVENANT NOT TO COMPETE

10.1 Non-Compete Covenants.

(a) From the Closing Date until the fourth anniversary thereof, Seller shall not, nor permit any Affiliate of Seller to, either directly or indirectly without the prior written consent of Purchaser, (i) engage in; (ii) own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company); (iii) act as an officer, director, partner, member or joint venturer of; (iv) lend credit or money for the purpose of establishing or operating; or (v) allow such entity’s name or reputation to be used by any firm, corporation, partnership, limited liability company, trust or business enterprise that is engaged in, directly or indirectly, any line of business that competes with the FMPB Business and/or the Industrial Press Business anywhere in the world; provided, however, that Seller and its Affiliates may engage in the Water Pump Business as contemplated in the Supply Agreement and the License Agreement. In addition, until such fourth anniversary, Seller shall not, nor permit any Affiliate of Seller to, directly or indirectly, influence or attempt to influence any person who is a customer, supplier, business partner or other contracting party with, or who is considering becoming a contracting party with, Purchaser or any Purchased Entity or their successors or assigns to terminate or adversely amend any existing written or oral agreement that relates to the FMPB Business and/or the Industrial Press Business, or to not become (or continue to be at the same or greater level) a customer, supplier, business partner or other contracting party with, Purchaser, any Purchased Entity, or their successors or assigns, engaging in the FMPB Business and/or the Industrial Press Business. Notwithstanding any of the foregoing provisions of this Section 10.1(a), Seller may sell and/or provide pumps and spare parts to Joey Oysters, Inc. and its subsidiaries solely in connection with any settlement that Seller enters into with respect to the disagreement with Joey Oysters, Inc. disclosed on Schedule 3.7.

(b) From the Closing Date until the second anniversary thereof, Purchaser shall not, without the prior written consent of Seller, engage in any line of business that competes with Seller’s Water Pump Business anywhere in the world. In addition, until such second anniversary, Purchaser shall not influence or attempt to influence any person who is a customer, supplier, business partner or other contracting party with, or who is considering becoming a contracting party with, Seller or any of its Affiliates to terminate or adversely amend any existing written or oral agreement that relates to Seller’s Water Pump Business, or to not become (or continue to be at the same or greater level) a customer, supplier, business partner or other contracting party with, Seller or any of its Affiliates, engaging in the Water Pump Business.

10.2 Confidential Information.

(a) After the Closing Date, Seller shall not, nor permit its Affiliates to, at any time disclose to any person other than Purchaser, or use, any Intellectual Property owned by any Purchased Entity, Flow Business Assets, the Business IP Assets or the Business except for Jointly Owned IP Assets and the Intellectual Property licensed under the License Agreement in compliance therewith, whether or not such information is embodied in writing or other physical form. Seller recognizes and agrees that all documents and objects containing any Intellectual Property included in the Flow Business Assets, the Business IP Assets or owned by a Purchased Entity, whether developed by a Business Entity (or a predecessor thereof) or by someone else for any Business Entity r its predecessor (except those that are licensed to a Business Entity), will after the Closing Date become the exclusive property of Purchaser or remain the exclusive property of a Purchased Entity, excluding the Jointly Owned IP Assets, which will be jointly owned.

(b) At Closing, Seller shall promptly deliver to Purchaser all documents and other materials containing all confidential information relating to the Business except for the Excluded Assets, to the extent they are in physical form (including electronic form), including writings, designs, documents, records, memoranda, photographs, sound recordings, electronic and computer files, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation, notes and any material concerning costs, uses, methods, designs, applications, purchasers of or experience with products made or sold by a Business Entity in connection with the Business except for the Excluded Assets or any secret or confidential product, apparatus or process manufactured, used, developed, acquired or investigated in connection with the Business except for the Excluded Assets.

(c) The preceding obligations in this Section 10.2 to maintain information in confidence shall not apply to the extent that (i) the information is or becomes in the future public knowledge through no fault or omission of Seller, its Representatives or Affiliates, (ii) the information is lawfully revealed to Seller by a third party having the right to disclose it and license its use, or (iii) the information is required to be disclosed by Law, if Purchaser has been given prior written notice of such disclosure requirement and the disclosures proposed to be made by Seller, an opportunity to review such proposed disclosure and seek judicial relief or confidentiality protection with respect to such disclosure, which Seller shall use all reasonable efforts to assist.

10.3 Non-Solicitation of Employees and Agents.

(a) From the Closing Date until the second anniversary thereof, neither Seller nor any of its Affiliates will encourage, solicit, induce, or attempt to encourage, solicit or induce any employee listed on Schedule 6.12 nor any other employee or any independent contractor, agent or representative of Purchaser or a Purchased Entity to leave his/her employment (or terminate his/her relationship or devote less than full time efforts) with Purchaser or a Purchased Entity for any reason, and neither Seller nor any of its Affiliates will hire or attempt to hire, for any position with any other business, any person who is an employee, contractor, agent or representative with Purchaser or a Purchased Entity at such time or who has been an employee, contractor, agent or representative of Purchaser, any Purchased Entity or any Business Entity in connection with the Business at any time within six months preceding such time.

(b) From the Closing Date until the second anniversary thereof, neither Purchaser nor any of its Affiliates will encourage, solicit, induce, or attempt to encourage, solicit or induce any employee listed on Schedule 10.3(b) nor any other employee or any independent contractor, agent or representative of Seller or its Affiliates to leave his/her employment (or terminate his/her relationship or devote less than full time efforts) with Seller or its Affiliates for any reason, and neither Purchaser nor any of its Affiliates will hire or attempt to hire, for any position with any other business, any person who is an employee, contractor, agent or representative with Seller or its Affiliates at such time or who has been an employee, contractor, agent or representative of Seller or its Affiliates in connection with Seller’s Water Pump Business at any time within six months preceding such time.

10.4 Reasonableness of Restrictions. Each of Seller and Purchaser recognizes that the limitations set forth in Sections 10.1, 10.2, and 10.3 are reasonable, not burdensome and are properly required by Law for the adequate protection of Purchaser and the Purchased Entities on the one hand, and Seller and its Affiliates on the other, and in the event that such limitations are deemed to be unreasonable by a court of competent jurisdiction, then Seller and Purchaser agree to submit to a modification or reduction of such limitations as such court shall deem reasonable.

10.5 Injunctive Relief. Each of Seller and Purchaser acknowledges that a violation of this Article 10 would be extremely detrimental to Purchaser or the Purchased Entities and Seller and its Affiliates, as applicable. By reason thereof, each party agrees that the other party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach or threatened breach of this Article 10, without proof of actual Damages that have been or may be caused by such breach or threatened breach, and waives to the fullest extent permitted by Law the posting or securing of any bond by the other party in connection with such remedies.

10.6 Non-Exclusive Obligations. The obligations set forth in this Article 10 are in addition to the rights and obligations of the parties set forth in the Supply Agreement or the License Agreement. In the event of any conflict between the provisions of this Article 10 and the Supply Agreement or the License Agreement, Article 10 of this Agreement will control.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Entire Agreement. This Agreement, together with the Collateral Agreements and the Schedules (including the Seller Disclosure Schedule) and Exhibits hereto and thereto and the Guarantees, constitute the full and entire agreement and understanding between the parties with regard to the subject matter of this Agreement. All prior and contemporaneous agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement are superseded by this Agreement, the Schedules (including the Seller Disclosure Schedule) and Exhibits to this Agreement, and the Collateral Agreements and the Guarantees.

11.2 Governing Law; Venue. The validity, construction, and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of Delaware without regard to the Laws of such state as to choice or conflict of Laws. Each party (a) hereby irrevocably submits to the exclusive jurisdiction of the courts located in the State of Delaware, for the purpose of any Action arising out of or based upon this Agreement or the subject matter hereof and (b) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum or that the venue of the Action is improper. Each party hereby consents to service of process by mail at the address to which notices are to be given.

11.3 Attorneys’ Fees. If any claim or Action is commenced by any party concerning this Agreement, the prevailing party shall recover from the losing party reasonable attorneys’ fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled. If a claim or Action asserted by a third party against any party arises from an action or omission by another party, the party responsible for the action or omission shall be the losing party, and the other party shall be the prevailing party, for purposes of the foregoing sentence.

11.4 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

11.5 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

11.6 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser may, without the consent of Seller, assign all of its rights under this Agreement in connection with the assignment of a security interest to any lender of Purchaser, or to any Affiliate of Purchaser, provided that Purchaser remains liable for all of its obligations hereunder.

11.7 Successors and Assigns. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

11.8 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or express mail (postage prepaid) or by telecopier to the parties at the following addresses and facsimile numbers:

if to Purchaser to:

Quintus Holdings, LLC

6260 Lookout Road

Boulder, CO 80301

Attention: President

Telecopier: (303) 531-3200

with copies (which shall not constitute notice) to:

Gores Technology Group

10877 Wilshire Boulevard, Suite 1805

Los Angeles, CA 90024

Attention: General Counsel

Telecopier: (310) 443-2149

Gibson, Dunn & Crutcher LLP

Telephone House

2-4 Temple Avenue

London EC4Y 0HB

Attention: Kenneth R. Lamb, Esq.

Telecopier: +44(0) 20 7070 9201

Gibson, Dunn & Crutcher LLP

One Montgomery Street

Post Montgomery Tower

San Francisco, CA 94104

Attention: Lisa A. Fontenot, Esq.

Telecopier: (415) 986-5309

if to Seller to:

Flow International Corporation

23500 64th Avenue South

Kent, Washington 98032

Attention: John Leness, Esq.

Telecopier: (253) 813-3280

with copies (which shall not constitute notice) to:

Preston Gates & Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104-1158

Attention: Robert S. Jaffe, Esq.

Telecopier: (206) 623-7022

Notices will be deemed to have been received (i) in the case of personal service, on the date actually received; (ii) in the case of delivery by telecopier transmission, on the date of a confirmed transmission; (iii) in the case of delivery by express mail, on the first (or second in the case of international delivery) business day following the day they are deposited with the postal service or reputable overnight courier; and (iv) in the case of delivery by certified mail, on the fifth (or tenth in the case of international mail) day after they are deposited with the postal service.

11.9 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

11.10 Arbitration. With respect to any disputes arising under this Agreement (“Disputes”), Seller and Purchaser will first meet to attempt to resolve such Dispute. If the Dispute cannot be resolved by agreement of the parties within thirty (30) days, either party may at any time make a written demand for binding arbitration of the Dispute in accordance with this Section 11.10; provided that the foregoing shall not preclude equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes. In any arbitration proceeding under this Agreement, the Commercial Arbitration Rules of the American Arbitration Association in effect on the date hereof, except as the applicable rules are modified by this Agreement, will apply. As a minimum set of rules in the arbitration the parties agree as follows:

(a) The arbitration will be held before a single arbitrator selected by mutual agreement of Purchaser and Seller. In the event that Purchaser and Seller cannot agree on a single arbitrator within thirty (30) days, then each of Purchaser and Seller shall designate an individual who is not an employee of Purchaser or Seller and the designated individuals shall select a mutually acceptable arbitrator. If such individuals cannot reach agreement within thirty (30) days after using reasonable commercial efforts to do so, then the parties agree to the designation of an arbitrator by an officer of the American Arbitration Association.

(b) The party initiating arbitration (the “Claimant”) will give to the other parties (the “Respondent”) notice of its intention to arbitrate (the “Demand”). The Demand will contain a statement setting forth in reasonable detail the nature of the Claimant’s claim, the names and addresses of all other parties, the amount involved, if any and to the extent such amount can be calculated at the time, and the remedy sought. The Respondent will give the Claimant an answering statement (the “Answer”) within thirty (30) days of the Demand. The Answer will contain a statement setting forth in reasonable detail the Respondent’s responses and defenses to the claim. If a counterclaim is asserted, it will be sent with the Answer and will contain a statement setting forth in reasonable detail the nature of the counterclaim, the amount involved, if any, and the remedy sought. The Claimant will file a reply statement (the “Reply”) within thirty (30) days of the counterclaim. The Reply will contain a statement setting forth in reasonable detail the Claimant’s responses and defenses to the counterclaim. If no Answer or Reply is given within the stated time, the claim or the counterclaim will be assumed to be denied. Failure to file an Answer or Reply will not operate to delay the arbitration.

(c) Unless otherwise agreed by the parties, the parties agree that any arbitration proceedings will be conducted in Los Angeles, California (if initiated by Purchaser) or Seattle, Washington (if initiated by Seller) and that a court reporter will record the arbitration proceedings and that the reporter’s record will be the agreed to transcript of the proceedings.

(d) The costs and fees of the arbitration shall be paid by the parties based upon the degree to which the results of the arbitration accept the respective positions of the parties and in proportion to the respective amounts claimed. For example, if the Claimant’s position is that Damages of US $300 are owed, and the Respondent’s position that Damages owed are US $100 and the arbitrator’s finding that the amount to be awarded to Claimant is US $150, then Respondent shall pay 75% (300-150 / 300-100) of the fees and expenses and Claimant shall pay 25% (150-100 / 300-100) of the fees and expenses.

(e) The arbitrator will specify the basis for its decision, the basis for the Damages award and a breakdown of the Damages awarded, and the basis of any other remedy. The arbitrator’s decision will be considered as a final and binding resolution of the disagreement, will not be subject to appeal and may be entered as an Order in any court of competent jurisdiction in the United States. No party will sue the other except for enforcement of the arbitrator’s decision if the other party is not performing in accordance with the arbitrator’s decision. The provisions of this Agreement will be binding on the arbitrator.

(f) Any arbitration proceeding will be conducted on a confidential basis.

(g) The arbitrator’s discretion to fashion remedies hereunder will be no broader or narrower than the legal and equitable remedies available to a court, unless the parties expressly state elsewhere in this Agreement that the parties will be subject to broader or narrower legal and equitable remedies than would be available under the Law governing this Agreement.

11.11 Cumulative Remedies. Except as provided in Section 9.3, no remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.

11.12 No Third-Party Beneficiaries. Except as set forth in Section 9.3, nothing in this Agreement will be construed as giving any person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

11.13 Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

11.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

“PURCHASER”:		“SELLER”:

QUINTUS HOLDINGS, LLC a Delaware limited liability company		FLOW INTERNATIONAL CORPORATION a Washington corporation

By:	/S/ NADIM NSOULI	By:	/S/ STEPHEN R. LIGHT
Name:	Nadim Nsouli	Name:	Stephen R. Light
Title:	Director	Title:	President and Chief Executive Officer